OMB APPROVAL
OMB Number: 3235-0059 Expires: January 31, 2008 Estimated average burden hours per response14
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant:	X

Filed by a Party other than the Registrant:

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

X	Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

Caterpillar Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

X	No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SEC 1913 (04-05)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

100 NE Adams Street
Peoria, Illinois  61629

Notice of Annual Meeting of Stockholders
Wednesday, June 10, 2009
1:30 p.m. — Central Daylight Time

Northern Trust Building
50 South LaSalle Street
Chicago, Illinois 60675

May 1, 2009
Fellow stockholder:

On behalf of the board of directors, you are cordially invited to attend the 2009 Caterpillar Inc. annual meeting of stockholders (annual meeting) to:

▪	Elect directors.
▪	Ratify Independent Registered Public Accounting Firm.
▪	Act on stockholder proposals, if properly presented.
▪	Conduct any other business properly brought before the meeting.

We have elected to furnish materials for the 2009 annual meeting to stockholders via the Internet.  We believe the use of the Securities and Exchange Commission e-proxy rule will expedite stockholders’ receipt of the 2009 proxy materials, lower the costs and reduce the environmental impact of our annual meeting.  On May 1, 2009, we mailed a notice to most stockholders containing instructions on how to access the proxy materials and to vote online.  All other stockholders were sent a copy of the proxy materials by mail or e-mail.  See page 1 of this proxy statement for more information on e-proxy and instructions on how you can (i) receive a paper copy of the proxy materials if you received a notice by mail, or (ii) elect to receive your proxy materials over the Internet or by e-mail, if you received them by mail this year.

You must have an admission ticket to attend the annual meeting.  Procedures for requesting the admission ticket are detailed on page 61 of this proxy statement.  Attendance and voting is limited to stockholders of record at the close of business on April 13, 2009.

Sincerely yours,

James W. Owens Chairman

Table of Contents

PART ONE – Information about E-proxy, Meeting Attendance and Voting Matters
Internet Availability of Proxy Materials
Frequently Asked Questions regarding Meeting Attendance and Voting

PART TWO – Corporate Governance Information
Corporate Governance Guidelines
Composition of the Board
Related Party Transaction Approval Process
Director Independence Determinations
Board Meetings, Communications and Committees
Communication with the Board
Code of Ethics
Audit Committee Report
Audit Fees and Approval Process
Governance Committee

PART THREE – Proposals to be Voted on at the 2009 Annual Meeting
Company Proposals
Proposal 1 –	Election of Directors
Proposal 2 –	Ratification of Independent Registered Public Accounting Firm
Stockholder Proposals
Proposal 3 –	Annual Election of Directors
Caterpillar Response
Proposal 4 –	Director Election Majority Vote Standard
Caterpillar Response
Proposal 5 –	Report on Foreign Military Sales
Caterpillar Response
Proposal 6 –	Adopt Simple Majority Vote Standard
Caterpillar Response
Proposal 7 –	Independent Compensation Consultant
Caterpillar Response
Proposal 8 –	Independent Chairman of the Board
Caterpillar Response
Proposal 9 –	Report on Lobbying Priorities
Caterpillar Response

PART FOUR – Other Important Information
Persons Owning More than Five Percent of Caterpillar Common Stock
Caterpillar Common Stock Owned by Executive Officers and Directors
Compensation
Compensation Discussion and Analysis
Executive Compensation Tables
Director Compensation
Compensation Committee Report
Other Matters
Section 16(a) Beneficial Ownership Reporting Compliance
Matters Raised at the Meeting not Included in this Statement
Admission & Ticket Request Procedure

PART ONE — Information about E-proxy, Meeting Attendance and Voting Matters

Internet Availability of Proxy Materials

As permitted by e-proxy rules adopted by the Securities and Exchange Commission (SEC), Caterpillar Inc. (Caterpillar, the company or we or us) is providing, in most cases, the proxy materials for its 2009 annual meeting electronically via the Internet.  On May 1, 2009, we initiated delivery of proxy materials to our stockholders of record as of the close of business on April 13, 2009 one of three ways: 1) a notice containing instructions on how to access proxy materials via the Internet (notice), 2) paper copy mailing or 3) e-mail distribution.  If you received a notice, you will not receive a printed copy of the proxy materials in the mail.  Instead, the notice provides instructions on how to access the proxy materials and to vote online or by telephone.  If you received a notice by mail and would like to receive a printed copy of the proxy materials or elect to receive the materials via e-mail in the future, please follow the instructions included in the notice.  If you received a printed copy of proxy materials by mail and would like to register to receive a notice of proxy materials or an e-mail regarding availability of proxy materials in the future, you can do so by any of the following methods:

▪	Internet – Access the Internet and go to www.eproxyaccess.com/cat2009.

▪	Telephone – From within the United States or Canada, call us free of charge at 1-888-216-1280.

▪
E-mail – Send us an e-mail at cat@eproxyaccess.com, using the control number on the card as the subject line, and indicate whether you wish to receive a paper or e-mail copy of the proxy materials and whether your request is for this meeting only or all future meetings.

Frequently Asked Questions regarding Meeting Attendance and Voting

Q:	Why am I receiving this proxy statement?

A:
You have received these proxy materials because Caterpillar’s board of directors (board) is soliciting your proxy to vote your shares at the annual meeting.  This proxy statement includes information that we are required to provide to you under SEC rules and is designed to assist you in voting your shares.

Q:	What is e-proxy and why did Caterpillar choose to use it this year?

A:
SEC rules allow companies to choose the method for delivery of proxy materials to stockholders.  For most stockholders, we have elected to mail a notice regarding the availability of proxy materials rather than sending a full set of these materials in the mail.  Utilizing this method of delivery will expedite receipt of proxy materials by our stockholders and lower the costs and reduce the environmental impact of our annual meeting.

Q:	Why didn’t I receive an annual report or sustainability report with my proxy materials?

A:
Our 2008 annual report and 2008 sustainability report are available exclusively online (www.CAT.com/investor).  The online, interactive format of the reports furthers our efforts to lower costs and reduce the environmental impact of our annual meeting.  Complete financial statements, financial statement notes and management’s discussion and analysis for 2008 are included in the proxy materials as an appendix to the proxy statement.

Q:	Who can attend the annual meeting?

A:	Anyone wishing to attend the annual meeting must have an admission ticket issued in his or her name. Admission is limited to:

▪	Stockholders of record on April 13, 2009 and one immediate family member.

▪	Authorized proxy holder of a stockholder of record.

▪	Authorized representative of a stockholder of record who has been designated to present a stockholder proposal.

You must provide evidence of your ownership of shares with your ticket request.  The requirements for obtaining an admission ticket are specified in the “Admission & Ticket Request Procedure” on page 61.  Notwithstanding the above, members of the media and analysts are permitted to attend the annual meeting pursuant to the directions provided in the “Admission & Ticket Request Procedure” on page 61.

Q:	What is a stockholder of record?

A:
A stockholder of record or registered stockholder is a stockholder whose ownership of Caterpillar stock is reflected directly on the books and records of our transfer agent, BNY Mellon Shareowner Services (transfer agent).  If you hold stock through a bank, broker or other intermediary, you hold your shares in “street name” and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker or other intermediary.  Caterpillar only has access to ownership records for the registered shares.  So, if you are not a stockholder of record, the company needs additional documentation to evidence your stock ownership as of the record date – such as a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your voting instruction card.

Q:	When is the record date and who is entitled to vote?

A:
The board set April 13, 2009 as the record date for the 2009 annual meeting.  Holders of Caterpillar common stock on that date are entitled to one vote per share.  As of April 13, 2009, there were 601,751,560 shares of Caterpillar common stock outstanding.

A list of all registered stockholders will be available for examination by stockholders during normal business hours at 100 NE Adams Street, Peoria, Illinois 61629, at least ten days prior to the annual meeting and will also be available for examination at the annual meeting.

Q:	How do I vote?

A:	You may vote by any of the following methods:

▪
In person – stockholders of record and stockholders with shares held in street name that obtain an admission ticket (following the specified procedure) and attend the meeting will receive a ballot for voting.  If you hold shares in street name, you must also obtain a legal proxy from your broker to vote in person at the meeting and submit it along with your ballot.

▪	By mail – signing and returning the proxy and/or voting instruction card provided.

▪	By phone or via the Internet – following the instructions on your notice card, proxy and/or voting instruction card or e-mail notice.

If you vote by phone or the Internet, please have your notice, proxy and/or voting instruction card available.  The control number appearing on your notice or card is necessary to process your vote.  A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned the card by mail.

Q:	How can I authorize someone else to attend the meeting or vote for me?

A:
Stockholders of record can authorize someone other than the individual(s) named on the proxy and/or voting instruction card to vote on their behalf by crossing out the individual(s) named on the card and inserting the name of the individual being authorized or by providing a written authorization to the individual being authorized to attend or vote.

Street name holders can contact their broker to obtain documentation with authorization to attend or vote at the meeting.

To obtain an admission ticket for an authorized proxy representative, see the requirements specified in the “Admission & Ticket Request Procedure” on page 61.

Q:	How can I change or revoke my vote?

A:
For stockholders of record: You may change or revoke your vote by submitting a written notice of revocation to Caterpillar Inc. c/o the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629 or by submitting another vote on or before June 10, 2009 (including a vote via the Internet or by telephone).  For all methods of voting, the last vote cast will supersede all previous votes.

For holders in street name: You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

Q:	Is my vote confidential?

A:
Yes. Proxy cards, ballots, Internet and telephone votes that identify stockholders are kept confidential.  There are exceptions for contested proxy solicitations or when necessary to meet legal requirements.  Innisfree M&A, the independent proxy tabulator used by Caterpillar, counts the votes and acts as the inspector of election for the annual meeting.

Q:	What is the quorum for the meeting?

A:
A quorum of stockholders is necessary to hold a valid meeting.  For Caterpillar, at least one-third of all stockholders must be present in person or by proxy at the annual meeting to constitute a quorum.  Abstentions and broker non-votes are counted as present for establishing a quorum.  A broker non-vote generally occurs when a nominee (such as broker) holding shares for a beneficial owner does not receive instructions from the beneficial owner on how to vote on a discretionary matter. Because the nominee does not have discretionary voting power (as provided under New York Stock Exchange (NYSE) rules), he or she will not be able to vote on the matter.

Q:	What vote is necessary for action to be taken on proposals?

A:
Directors are elected by a plurality vote of the shares present at the meeting, meaning that director nominees with the most affirmative votes are elected to fill the available seats.  All other actions presented for a vote of the stockholders at the 2009 annual meeting require an affirmative vote of the majority of shares present or represented at the meeting.  Abstentions and broker non-votes have the effect of a vote against matters other than director elections.

Votes submitted by mail, telephone or Internet will be voted by the individuals named on the card (or the individual properly authorized) in the manner indicated.  If you do not specify how you want your shares voted, they will be voted in accordance with management’s recommendations.  If you hold shares in more than one account, you must vote each proxy and/or voting instruction card you receive to ensure that all shares you own are voted.

Q:	When are stockholder proposals due for the 2010 annual meeting?

A:
To be considered for inclusion in the company’s 2010 proxy statement, stockholder proposals must be received in writing no later than January 1, 2010.  Stockholder proposals should be sent to Caterpillar Inc. by mail c/o the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.  Additionally, we request that you also forward all stockholder proposals via facsimile to the following facsimile number:  309-494-1467.

Q:	What does it mean if I receive more than one proxy card?

A:
Whenever possible, registered shares and plan shares for multiple accounts with the same registration will be combined into the same card.  Shares with different registrations cannot be combined and as a result, the stockholder may receive more than one proxy card.  For example, registered shares held individually by John Smith will not be combined on the same proxy card as registered shares held jointly by John Smith and his wife.

Street shares are not combined with registered or plan shares and may result in the stockholder receiving more than one proxy card.  For example, street shares held by a broker for John Smith will not be combined with registered shares for John Smith.

If you hold shares in more than one account, you must vote for each notice, proxy and/or voting instruction card or e-mail notification you receive that has a unique control number to ensure that all shares you own are voted.

If you receive more than one card for accounts that you believe could be combined because the registration is the same, contact our stock transfer agent (for registered shares) or your broker (for street shares) to request that the accounts be combined for future mailings.

Q:	Who pays for the solicitation of proxies?

A:
Caterpillar pays the cost of soliciting proxies.  Proxies will be solicited on behalf of the board.  This solicitation is being made by mail, but also may be made by telephone or in person.  We have hired Innisfree M&A Incorporated for $15,000, plus out-of-pocket expenses, to assist in the solicitation.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes.

Q:	Are there any matters to be voted on at the meeting that are not included in this proxy statement?

A:
We do not know of any matters to be voted on by stockholders at the meeting other than those discussed in this proxy statement.  If any other matter is properly presented at the annual meeting, proxy holders will vote on the matter in their discretion.

Under Caterpillar bylaws, a stockholder may bring a matter to vote at the annual meeting by giving adequate notice to Caterpillar Inc. by mail c/o the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.  To qualify as adequate, the notice must contain information specified in our bylaws and be received by us not less than 45 days nor more than 90 days prior to the annual meeting.  However, if less than 60 days notice of the annual meeting date is given to stockholders, notice of a matter to be brought before the annual meeting may be provided to us up to the 15th day following the date the notice of the annual meeting was provided.

Q:	Can I submit a question in advance of the annual meeting?

A:
Stockholders wishing to submit a question for consideration in advance of the annual meeting may do so by sending an e-mail to the Corporate Secretary at Directors@CAT.com or by mail to Caterpillar Inc. c/o the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.  At the annual meeting, the chairman will alternate taking live questions with questions submitted in advance, if any.

PART TWO — Corporate Governance Information

Corporate Governance Guidelines

Our board has adopted Guidelines on Corporate Governance Issues (corporate governance guidelines), which are available on our Internet site (www.CAT.com/governance) and also available in print upon written request to Caterpillar Inc. c/o the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.  The corporate governance guidelines reflect the board’s commitment to oversee the effectiveness of policy and decision-making both at the board and management level, with a view to enhancing stockholder value over the long term.

Composition of the Board

Structure

As of the date of this proxy statement, our board consists of 14 directors and is divided into three classes for election purposes.  One class is elected at each annual meeting to serve for a three-year term.  With the exception of the Chairman, all directors are independent as determined under NYSE listing standards and the categorical standards described under “Director Independence Determinations” on page 7.

Directors elected at the 2009 annual meeting will hold office for a three-year term expiring at the 2012 annual meeting.  Directors in the other two classes will continue in office for the remainder of their terms.  See pages 15 and 16 for proposal information regarding directors up for election this year.

If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the board or, as an alternative, the board may reduce the number of directors to be elected at the meeting.

At the April 2009 board meeting, the board elected, effective June 1, 2009, Ambassador Susan C. Schwab as a director of the company.  Ambassador Schwab will be appointed to a board committee at a future board meeting. Upon the effective date of her directorship, Ambassador Schwab will be a Class III director, and her business experience and current directorships, if any, are provided with her description as a Class III director below.  Upon the effective date of Ms. Schwab's election, the board will have 15 directors.

The current composition of the board classes is as follows:

Class I – Directors with terms expiring in 2011

▪
W. FRANK BLOUNT, 70, Chairman and CEO of JI Ventures, Inc. (venture capital).  Other directorships: Alcatel-Lucent S.A.; Entergy Corporation; and KBR, Inc.  Mr. Blount has been a director of the company since 1995.

▪	JOHN R. BRAZIL, 63, President of Trinity University (San Antonio, Texas). Dr. Brazil has been a director of the company since 1998.

▪
EUGENE V. FIFE, 68, Managing Principal of Vawter Capital LLC (private investment).  Mr. Fife served as the interim CEO and President of Eclipsys Corporation (healthcare information services) from April to November of 2005.  He currently serves as the non-executive Chairman of Eclipsys Corporation.  Mr. Fife has been a director of the company since 2002.

▪
GAIL D. FOSLER, 61, President and Trustee of The Conference Board (research and business membership).  Prior to her current position, Ms. Fosler served as Executive Vice President, Senior Vice President and Chief Economist of The Conference Board.  Other directorship:  Baxter International Inc.  Ms. Fosler has been a director of the company since 2003.

▪	PETER A. MAGOWAN, 67, former President and Managing General Partner of the San Francisco Giants (major league baseball team). Mr. Magowan has been a director of the company since 1993.

Class II – Directors nominated for election this year

▪	DANIEL M. DICKINSON, 47, Managing Partner of Thayer | Hidden Creek (private equity investment). Other directorship: BFI Canada Ltd. Mr. Dickinson has been a director of the company since 2006.

▪
DAVID R. GOODE, 68, former Chairman, President and CEO of Norfolk Southern Corporation (holding company engaged principally in surface transportation).  Other directorships: Delta Air Lines, Inc. and Texas Instruments Incorporated.  Mr. Goode has been a director of the company since 1993.

▪
JAMES W. OWENS, 63, Chairman and CEO of Caterpillar Inc. (machinery, engines and financial products).  Prior to his current position, Mr. Owens served as Vice Chairman and as Group President of Caterpillar.  Other directorships:  Alcoa Inc. and International Business Machines Corporation.  Mr. Owens has been a director of the company since 2004.

▪
CHARLES D. POWELL, 67, Chairman of Capital Generation Partners (asset and investment management), LVMH Services Limited (luxury goods) and Magna Holdings (real estate investment).  Prior to his current positions, Lord Powell was Chairman of Sagitta Asset Management Limited (asset management).  Other directorships: Hongkong Land Holdings Limited; LVMH Moet-Hennessy Louis Vuitton; Mandarin Oriental International Ltd.; Textron Corporation; Schindler Holding Ltd.; and Yell Group plc.  Lord Powell has been a director of the company since 2001.

Consistent with the company’s corporate governance guidelines requiring directors to serve on no more than five public company boards in addition to the company’s board, on March 29, 2009 Charles Powell tendered notice of his resignation as a member of the Yell Group plc board of directors,  effective July 24, 2009.

▪
JOSHUA I. SMITH, 68, Chairman and Managing Partner of the Coaching Group, LLC (management consulting).  Other directorships: Comprehensive Care Corporation, Federal Express Corporation and The Allstate Corporation.  Mr. Smith has been a director of the company since 1993.

Class III – Directors with terms expiring in 2010

▪
JOHN T. DILLON, 70, former Chairman and CEO of International Paper (paper and forest products).  Mr. Dillon serves as Vice Chairman of Evercore Capital Partners (advisory and investment firm) and Senior Managing Director of the firm's investment activities and private equity business.  Other directorships: E. I. du Pont de Nemours and Company and Kellogg Co.  Mr. Dillon has been a director of the company since 1997.

▪
JUAN GALLARDO, 61, Chairman  of Grupo Embotelladoras Unidas S.A. de C.V. (bottling).  Former Vice Chairman of Home Mart de Mexico, S.A. de C.V. (retail trade), former Chairman of Grupo Azucarero Mexico, S.A. de C.V. (sugar mills) and former Chairman of Mexico Fund Inc. (mutual fund).  Other directorships: Grupo Mexico, S.A. de C.V. and Lafarge S.A.  Mr. Gallardo has been a director of the company since 1998.

▪
WILLIAM A. OSBORN, 61, Chairman and former CEO of Northern Trust Corporation (multibank holding company) and The Northern Trust Company (bank).  Other directorship: Abbott Laboratories.  Mr. Osborn has been a director of the company since 2000.

▪
EDWARD B. RUST, JR., 58, Chairman, President and CEO of State Farm Mutual Automobile Insurance Company (insurance). He is also President and CEO of State Farm Fire and Casualty Company, State Farm Life Insurance Company and other principal State Farm affiliates as well as Trustee and President of State Farm Mutual Fund Trust and State Farm Variable Product Trust.  Other directorships:  Helmerich & Payne, Inc. and The McGraw-Hill Companies, Inc.  Mr. Rust has been a director of the company since 2003.

▪
SUSAN C. SCHWAB (effective June 1, 2009), 54, Professor, University of Maryland School of Public Policy. Prior to her current position, Ambassador Schwab held various positions including United States Trade Representative (member of the President’s cabinet), Deputy United States Trade Representative and President and Chief Executive Officer of the University System of Maryland Foundation and Vice-Chancellor of Advancement, University System of Maryland.

Related Party Transaction Approval Process

Caterpillar’s board adopted a written process governing the approval of related party transactions for directors and certain officers in April 2007.  Under the process, all related party transactions are to be approved in advance by the Governance Committee.  A related party includes directors and executive officers and their immediate family members.

Prior to entering into such a transaction, the applicable director or officer  must submit a form to the company’s General Counsel providing the details of the proposed transaction including whether:  (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (ii) the company is a party; and  (iii) the related person or his or her immediate family member has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of an entity involved in the transaction).  The General Counsel will then evaluate, based on the facts and circumstances of the transaction, whether the related person has a direct or indirect material interest in the transaction.  If so, the General Counsel will submit the matter to the Governance Committee for it to consider the following:

▪	The nature of the related person’s interest in the transaction.

▪	The material terms of the transaction, including, without limitation, the amount and type of transaction.

▪	The importance of the transaction to the related person.

▪	The importance of the transaction to the company.

▪	Whether the transaction would impair the judgment of the director or executive officer to act in the best interest of the company.

▪	The alternatives to entering into the transaction.

▪	Whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally.

▪	The potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts.

▪	The overall fairness of the transaction to the company.

There were no transactions reported under the process for 2008. However, the Governance Committee did consider long-term transactions/relationships between the company and The Conference Board, for which Ms. Fosler is the president and trustee, The Northern Trust Company, for which Mr. Osborn is chairman and LSV Asset Management, for which Mr. Owens’ son is a partner.  On each occasion, the Governance Committee concluded that Ms. Fosler, Mr. Osborn and Mr. Owens’  son do not have a direct or indirect material interest in the applicable relationship/transaction.

Director Independence Determinations

The company’s corporate governance guidelines establish that no more than two non-independent directors shall serve on the board at any point in time.  A director is “independent” if he or she has no direct or indirect material relationship with the company or with senior management of the company and their affiliates.  Annually, the board makes an affirmative determination regarding the independence of each director based upon the recommendation of the Governance Committee.  The board makes its independence determination on a case-by-case basis, after consideration of all relevant facts and circumstances.  To assist the board in making its independence determination, the board has adopted the following standards, which conform to the applicable NYSE rules.  Under these standards, a director shall be considered independent if he or she:

(1)
Has no material relationship with the company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the company, and does not have any relationship that precludes independence under the NYSE director independence standards;

(2)	Is not currently, or within the past three years, employed by the company, or an immediate family member is not currently, or for the past three years, employed as an executive officer of the company;

(3)
Is not a current employee, nor is an immediate family member a current executive officer of, a company that has made payments to, or received payments from, the company for property or services in an amount which, in any of the past three years, exceeds the greater of $1 million or 2 percent of the consolidated gross revenues of that company;

(4)
Has not received, nor has an immediate family member received, during any twelve month period within the last three years, direct remuneration in excess of $120,000 from the company other than director and committee fees and pension or other forms of deferred compensation for prior services;

(5)
(i) is not a current partner or employee of a firm that is the company's internal or external auditor; (ii) does not have an immediate family member who is a current partner of such a firm; (iii) does not have an immediate family member who is a current employee of such a firm and personally works on the company's audit; or (iv) has not, nor has an immediate family member, been a partner or employee of such a firm and personally worked on the listed company's audit within the last three years;

(6)
Is not part of an “interlocking directorate,” whereby an executive officer of the company simultaneously served on the compensation committee of another company that employed the director as an executive officer during the last three years;

(7)	Is free of any relationships with the company that may impair, or appear to impair his or her ability to make independent judgments; and

(8)
Is not employed by a non-profit organization where a substantial portion of funding for the past three years (representing at least a greater of $1 million or 2 percent of the organization’s annual consolidated gross revenues) comes from the company or the Caterpillar Foundation.

Applying these standards, on April 8, 2009 the board determined that each of the following directors met the independence standards: W. Frank Blount, John R. Brazil, Daniel M. Dickinson, John T. Dillon, Eugene V. Fife, Gail D. Fosler, Juan Gallardo, David R. Goode, Peter A. Magowan, William A. Osborn, Charles D. Powell, Edward B. Rust, Jr. and Joshua I. Smith.  In making its determination, the board considered the following company transactions, relationships or arrangements, which the board determined did not affect the applicable director’s independence:

▪
The Conference Board, for which Ms. Fosler is the president and a trustee, received payments from the company for research, subscriptions, conferences, webcasts, etc.  The board determined that Ms. Fosler’s independence was not affected by these payments because the amount of the payments made by the company was below the greater of $1 million or 2 percent of The Conference Board’s consolidated gross revenues.

▪
The Northern Trust Company, for which Mr. Osborn is the chairman, received payments from the company primarily for trustee services related to the administration of benefit plans.  The board determined that Mr. Osborn’s independence was not affected by these payments because the amount of the payments made by the company was below the greater of $1 million or 2 percent of The Northern Trust Company’s consolidated gross revenues.

▪
Various matching contributions made by the Caterpillar Foundation to non-profit organizations where directors or immediate family members are employed were also considered, however, none of the contributions affected the independence of any of the applicable directors.

In addition, the board determined that because Mr. Owens is the Chief Executive Officer of the company he is not independent based on the above standards.

Board Meetings, Communications and Committees

In 2008, our full board met eight times and regularly scheduled executive sessions, led by the presiding director, were held without management present.  In addition to those meetings, directors attended meetings of individual board committees.  Overall attendance for our directors at full board and committee meetings held in 2008 was 94.03 percent.  For board meetings only, attendance was 93.14 percent in 2008.  No director attended fewer than 75 percent of the total meetings held in 2008.  Company policy, posted on our Internet site, states that absent unavoidable conflict, all directors are expected to attend the annual stockholder meeting.  All of our directors attended the annual meeting in June 2008.

Our board has four standing committees - Audit, Compensation, Governance and Public Policy.  Each committee’s charter is available on our Internet site (www.CAT.com/governance) or available in print upon written request to Caterpillar Inc. c/o the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.

Following is a description of each committee of the board.  Committee memberships as of March 2, 2009, are listed in the Committee Membership table on page 10.

The Audit Committee assists the board in fulfilling its oversight responsibilities with respect to the integrity of Caterpillar’s financial statements, Caterpillar’s compliance with legal and regulatory requirements, the qualifications and independence of Caterpillar’s Independent Registered Public Accounting Firm (auditors), the performance of Caterpillar’s internal audit function and the auditors, the effectiveness of Caterpillar’s internal controls and the implementation and effectiveness of Caterpillar’s ethics and compliance program.  The Audit Committee performs this function by monitoring Caterpillar’s financial reporting process and internal controls and by assessing the audit efforts of the auditors and the internal auditing department.  The Audit Committee has ultimate authority and responsibility to appoint, retain, compensate, evaluate and, where appropriate, replace the auditors.  The Audit Committee also reviews updates on emerging accounting and auditing issues provided by the auditors and by management to assess their potential impact on Caterpillar.  During 2008, the Audit Committee met 11 times and overall attendance was 95.45 percent.  All members of the Audit Committee meet the standards for independence set forth in the NYSE listing standards and meet financial literacy guidelines adopted by the board.  Additionally, the board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined under SEC rules.

The Compensation Committee assists the board in fulfilling its responsibilities in connection with the compensation of the company’s directors, officers and employees. It performs this function by establishing and overseeing the company’s compensation programs, recommending to the board the compensation of directors who are not officers of the company, administering the company’s equity compensation plans, furnishing an annual Compensation Committee Report on executive compensation and approving the filing of the Compensation Discussion & Analysis section in accordance with applicable SEC rules and regulations for inclusion in the company’s proxy statement. All members of the Compensation Committee meet the standards for independence set forth in the NYSE listing standards.  During 2008, the Compensation Committee met five times and overall attendance was 93.33 percent.

The Governance Committee assists the board by making recommendations regarding the size and composition of the board and the criteria to be used for the selection of candidates to serve on the board.  The Governance Committee discusses and evaluates the qualifications of directors up for re-election and recommends the slate of director candidates to be nominated for election at the annual meeting.  Stockholders who are interested in nominating a director candidate can do so in accordance with the policy discussed in the “Governance Committee” section on page 14.  In addition, the Governance Committee recommends to the board candidates for election as officers of the company.  The Governance Committee also oversees the corporate governance guidelines and leads the board in its annual self-evaluation process and shares the results thereof with the board for discussion and deliberation.  All members of the Governance Committee meet the standards for independence set forth in the NYSE listing standards.  During 2008, the Governance Committee met five times and overall attendance was 93.33 percent.

The Public Policy Committee assists the board in general oversight with respect to matters of national and international public policy affecting the company’s business, trade policy and international trade negotiations impacting the company, major global legislative and regulatory developments both in the U.S. and internationally affecting the company, investor, consumer and community relations issues, employee relations, implementation of policies promoting diversity within the company, sustainable development initiatives, and charitable and political contributions by the company or by any committee or foundation affiliated with the company.  All members of the Public Policy Committee meet the standards for independence set forth in the NYSE listing standards.  During 2008, the Public Policy Committee met five times and overall attendance was 93.33 percent.

Committee Membership (as of March 2, 2009)
	Audit	Compensation	Governance	Public Policy
W. Frank Blount			Ö*
John R. Brazil		Ö
Daniel M. Dickinson	Ö
John T. Dillon	Ö*
Eugene V. Fife	Ö
Gail D. Fosler			Ö
Juan Gallardo				Ö
David R. Goode		Ö*
Peter A. Magowan			Ö
William A. Osborn	Ö
James W. Owens
Charles D. Powell				Ö*
Edward B. Rust, Jr.		Ö
Joshua I. Smith				Ö
* Chairman of committee

Communication with the Board

You may communicate with any of our directors, our board as a group, our non-management directors as a group or any board committee as a group by sending an e-mail to a particular director, the board or a committee at Directors@CAT.com or by mail to Caterpillar Inc. c/o the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.  The board has delegated to the Corporate Secretary, or his designee, responsibility for determining, in his discretion, whether the communication is appropriate for consideration by the presiding director, an individual director, a committee, a group or the full board.  According to the policy adopted by the board, the Corporate Secretary is required to direct all communications regarding personal grievances, administrative matters, the conduct of the company’s ordinary business operations, billing issues, product or service related inquiries, order requests and similar issues to the appropriate individual within the company.  All other communications are to be submitted to the board as a group, to the particular director to whom it is directed or, if appropriate, to the presiding director or committee the Corporate Secretary believes to be the most appropriate recipient, as the case may be.  If a legitimate business concern is sent by e-mail or letter to the presiding director, a specific director, the board or a board committee, you will receive a written acknowledgement from the Corporate Secretary’s office confirming receipt of your communication.

Code of Ethics

Caterpillar’s code of ethics is called Our Values in Action (code).  Integrity, Excellence, Commitment and Teamwork are the core values identified in the code and are the foundation for Caterpillar’s corporate strategy.  The code applies to all members of the board and to management and employees worldwide.  It documents the high ethical standards that Caterpillar has upheld since its formation in 1925.  The code is available on our Internet site (www.CAT.com/code) and in print upon written request to Caterpillar Inc. c/o the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.

The Audit Committee has established a means for employees, customers, suppliers, stockholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the code or our enterprise policies or applicable laws, including those related to accounting practices, internal controls or auditing matters and procedures; theft or fraud of any amount; insider trading; performance and execution of contracts; conflicts of interest; violation of securities and antitrust laws; and violation of the Foreign Corrupt Practices Act.

Any employee, stockholder or other interested party can submit a report via the following methods:

▪	Direct Telephone: 309-494-4393 (English only)

▪	Call Collect Helpline: 770-582-5275 (language translation available)

▪	Confidential Fax: 309-494-4818

▪	E-mail: BusinessPractices@cat.com

▪	Internet: www.CAT.com/obp

Audit Committee Report

The Audit Committee is comprised entirely of independent directors (as defined for members of an audit committee in the NYSE listing standards) and operates under a written charter adopted by the board, a copy of which is available on our Internet site (www.CAT.com/governance).  The current members of the Audit Committee are listed at the end of this report.  Management is responsible for the company’s internal controls and the financial reporting process.  The auditors are responsible for performing an independent audit of the company’s consolidated financial statements and internal controls over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board in the United States (PCAOB) and issuing a report thereon.  The Audit Committee’s responsibility is to monitor these processes.  In this regard, the Audit Committee meets periodically with management, the internal auditors and auditors.  The Audit Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts and other advisors as it determines appropriate to assist it in conducting any such investigations.  The Audit Committee is responsible for selecting and, if appropriate, replacing the current auditors (PricewaterhouseCoopers LLP).

The Audit Committee has discussed with the company’s auditors the overall scope and execution of the independent audit and has reviewed and discussed the audited financial statements with management.  Management represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.  Discussions about the company’s audited financial statements included the auditors’ judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.  The Audit Committee also discussed with the auditors other matters required by Statement on Auditing Standards No. 61 Communication with Audit Committees, as amended by SAS No. 90 Audit Committee Communications (as adopted by the PCAOB in Rule 3200T).  Management, the internal auditors and the auditors also made presentations to the Audit Committee throughout the year on specific topics of interest, including, without limitation:  (i) management’s philosophy, asset allocation levels, risk management and oversight of the company’s pension funds;  (ii) accounting for the company’s pension funding obligations;  (iii) the company’s derivatives policy and usage review;  (iv) the internal audit plan for 2008;  (v) updates on the implementation of the internal audit plan for 2008;  (vi) the company’s information technology systems and the controls in place within those systems for compliance with the Sarbanes-Oxley Act of 2002;  (vii) the applicability of new accounting releases;  (viii) the company’s critical accounting policies;  (ix) risk management initiatives and controls for various business units within the company; and  (x) the company’s compliance with the internal controls requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

The auditors provided to the Audit Committee the written disclosures required by applicable requirements of the PCAOB regarding the independent accountant's communications with the audit committee concerning independence, and the Audit Committee discussed the auditors’ independence with management and the auditors.  The Audit Committee concluded that the auditors’ independence had not been impaired.

Based on: (i) the Audit Committee’s discussions with management and the auditors; (ii) the Audit Committee’s review of the representations of management; and (iii) the report of the auditors to the Audit Committee, the Audit Committee recommended to the board that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 20, 2009.

By the current members of the Audit Committee consisting of:
John T. Dillon (Chairman)	Eugene V. Fife
Daniel M. Dickinson	William A. Osborn

Audit Fees and Approval Process

Pre-Approval Process

The Audit Committee pre-approves all audit and non-audit services to be performed by the auditors.  It has policies and procedures in place to ensure that the company and its subsidiaries are in full compliance with the requirements for pre-approval set forth in the Sarbanes-Oxley Act of 2002 and the SEC rules regarding auditor independence.  These policies and procedures provide a mechanism by which management can request and secure pre-approval of audit and non-audit services in an orderly manner with minimal disruption to normal business operations.  The policies and procedures are detailed as to the particular service and do not delegate the Audit Committee’s responsibility to management.  These policies and procedures address any service provided by the auditors, and any audit or audit-related services to be provided by any other audit service provider.  The pre-approval process includes an annual and interim component.

Annual Pre-Approval Process

Annually, but no later than the April Audit Committee meeting, management and the auditors jointly submit a Service Matrix of the types of audit and non-audit services that management may wish to have the auditors perform for the year.  The Service Matrix categorizes the types of services by Audit, Audit-Related, Tax and All Other.  Approval of a service is merely an authorization that this type of service is permitted by the Audit Committee, subject to pre-approval of specific services.  Management and the auditors jointly submit an Annual Pre-Approval Limits Request.  The request lists individual project and aggregate pre-approval limits by service category.  The request also lists known or anticipated services and associated fees.  The Audit Committee approves or rejects the pre-approval limits and each of the listed services.  For 2008, the pre-approval limits were as follows:

Type of Service	Pre-Approval Limits (in thousands)
	Per Project	Aggregate Limit
Audit Services	$500	$25,000
Audit-Related Services	$500	$10,000
Tax Services	$500	$15,000
All Other Services	$500	$1,000

Interim Pre-Approval Process

During the course of the year, the Audit Committee chairman has the authority to pre-approve requests for services that were not approved in the Annual Pre-Approval Process.  Committee approval is not required for individual projects below the pre-approval project limits.  However, all services, regardless of fee amounts, are subject to restrictions on the services allowable under the Sarbanes-Oxley Act of 2002 and SEC rules regarding auditor independence.  In addition, all fees are subject to on-going monitoring by the Audit Committee.

On-Going Monitoring

At each Audit Committee meeting subsequent to the board meeting at which the Service Matrix and Annual Pre-Approval Limits Request are approved, the chairman reports any interim pre-approvals since the last meeting.  Also, at each of these meetings, management and the auditor provide the Audit Committee with an update of fees expected to be incurred for the year compared to amounts initially pre-approved.

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by our auditors included the following (in millions):

	2008 Actual	2007 Actual
Audit Fees [1]	$22.2	$21.4
Audit-Related Fees [2]	5.5	4.7
Tax Compliance Fees [3]	2.8	2.2
Tax Planning and Consulting Fees [4]	2.3	2.7
All Other Fees [5]	0.3	0.1
TOTAL	$33.1	$31.1

[1]	Actual 2008 “Audit Fees” include $1.1 of audit fees related to Caterpillar Japan Ltd. following the consolidation of this entity in 2008.
[2]
“Audit-Related Fees” principally includes agreed upon procedures for securitizations, attestation services requested by management, accounting consultations, pre- or post- implementation reviews of processes or systems and audits of employee benefit plan financial statements.  Total fees paid directly by the benefit plans, and not by the company, were $0.6 and $0.6 in 2007 and 2008, respectively.

[3]	“Tax Compliance Fees” includes, among other things, statutory tax return preparation and review and advising on the impact of changes in local tax laws.
[4]	“Tax Planning and Consulting Fees” includes, among other things, tax planning and advice and assistance with respect to transfer pricing issues.
[5]	“All Other Fees” principally includes subscriptions to knowledge tools and attendance at training classes/seminars.

Governance Committee

The Governance Committee  is comprised of three directors, all of whom meet the independence requirements for nominating committee members as defined in the NYSE listing standards and determined by the board in its business judgment.  The Governance Committee operates under a written charter adopted by the board, a copy of which is available on our Internet site (www.CAT.com/governance).  As part of its mandate, the Governance Committee evaluates and makes recommendations regarding proposed candidates to serve on the board, including recommending the slate of nominees for election at the annual meeting.

Presiding Director

The independent directors of the board unanimously elected W. Frank Blount, an independent director of the company since 1995, to serve as presiding director. Among the duties and responsibilities of the presiding director are the following:

▪
Presides at all meetings of the board at which the Chairman & CEO is not present, including executive sessions of the independent directors, and has the authority to call meetings of the independent directors if necessary.

▪
Meets separately with the Chairman & CEO immediately following the meetings of the independent directors, and acts as a liaison between the Chairman & CEO and the independent directors by providing guidance and feedback and reviewing action items from those meetings.

▪	Approves board meeting agendas and information provided to directors prior to board meetings.

▪	Approves meeting schedules to assure that there is sufficient time for discussion of all agenda items.

▪	Is available for consultation and direct communication with major stockholders.

▪	Provides the Chairman & CEO with the results of the annual performance review in conjunction with the chairman of the Compensation Committee.

Director Resignation Policy

The board has adopted a director resignation policy (resignation policy), which can be found in the company’s corporate governance guidelines.  The resignation policy establishes that any director who receives more “withheld” votes than “for” votes in an election shall promptly tender his or her resignation.  The independent directors of the board will then evaluate the relevant facts and circumstances and shall make a decision, within 90 days after the election, on whether to accept such tendered resignation.  The board will promptly publicly disclose its decision and, if applicable, the reasons for rejecting the tendered resignation.

Process for Nominating Directors

The Governance Committee solicits and receives recommendations for potential director candidates from directors, the Chairman and Caterpillar management and may also utilize the services of a third party consultant to identify and evaluate potential nominees.  The Governance Committee also considers unsolicited inquiries or nominees recommended by stockholders in accordance with the following procedures and in compliance with the company’s bylaws.

When considering a candidate, the Governance Committee believes that certain characteristics are essential.  For example, candidates must be individuals of high integrity, honesty and accountability, with a willingness to express independent thought.  Candidates must also have successful leadership experience and stature in their primary fields, with a background that demonstrates an understanding of business affairs as well as the complexities of a large, publicly held company.  Particular consideration will be given to candidates with experience as chief executive officer of a successful, capital-intensive businesses with international operations.  In addition, candidates must have a demonstrated ability to think strategically and make decisions with a forward-looking focus and the ability to assimilate relevant information on a broad range of complex topics.

The Governance Committee also believes that certain characteristics are desirable, such as being a team player with a demonstrated willingness to ask tough questions in a constructive manner that adds to the decision-making process of the board.  At the same time, candidates should be independent, with an absence of conflicts of interests.  Moreover, candidates should have the ability to devote the time necessary to meet director responsibilities and serve on no more than five public company boards in addition to the Caterpillar board.  Candidates must also have the ability to commit to stock ownership requirements according to the company’s corporate governance guidelines.

Stockholder Nominations

In accordance with the company’s bylaws, stockholders may nominate a director candidate to serve on the board by providing advance written notice to Caterpillar Inc. c/o the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.  Such written notice of an intent to nominate a director candidate at an annual meeting must be given either by personal delivery or by United States mail, postage prepaid, to Caterpillar Inc. at the address previously provided no later than ninety (90) days in advance of such meeting.  The notice must set forth: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the nominating stockholder is a stockholder of record of the company’s stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board; and (v) the consent of each nominee to serve as a director of the company if so elected.  The presiding officer of the annual meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.  You may request a copy of the company’s bylaws by writing the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.

PART THREE — Proposals to be Voted on at the 2009 Annual Meeting

Company Proposals

PROPOSAL 1 — Election of Directors

The board has nominated the following directors to stand for re-election for a three-year term expiring at the annual meeting in 2012.  The nominees were evaluated and recommended by the Governance Committee in accordance with the process for nominating directors as found on pages 14 and 15 of this proxy statement.

Directors are elected by a plurality vote of the shares present at the meeting, meaning that director nominees with the most affirmative votes are elected to fill the available seats.

Class II – Directors nominated for election this year

▪	DANIEL M. DICKINSON, 47, Managing Partner of Thayer | Hidden Creek (private equity investment). Other directorship: BFI Canada Ltd. Mr. Dickinson has been a director of the company since 2006.

▪
DAVID R. GOODE, 68, former Chairman, President and CEO of Norfolk Southern Corporation (holding company engaged principally in surface transportation).  Other directorships: Delta Air Lines, Inc. and Texas Instruments Incorporated.  Mr. Goode has been a director of the company since 1993.

▪
JAMES W. OWENS, 63, Chairman and CEO of Caterpillar Inc. (machinery, engines and financial products).  Prior to his current position, Mr. Owens served as Vice Chairman and as Group President of Caterpillar.  Other directorships:  Alcoa Inc. and International Business Machines Corporation.  Mr. Owens has been a director of the company since 2004.

▪
CHARLES D. POWELL, 67, Chairman of Capital Generation Partners (asset and investment management), LVMH Services Limited (luxury goods) and Magna Holdings (real estate investment).  Prior to his current positions, Lord Powell was Chairman of Sagitta Asset Management Limited (asset management).  Other directorships: Hongkong Land Holdings Limited; LVMH Moet-Hennessy Louis Vuitton; Mandarin Oriental International Ltd.; Textron Corporation; Schindler Holding Ltd.; and Yell Group plc.  Lord Powell has been a director of the company since 2001.
Consistent with the company’s corporate governance guidelines requiring directors to serve on no more than five public company boards in addition to the company’s board, on March 29, 2009 Charles Powell tendered notice of his resignation as a member of the Yell Group plc board of directors,  effective July 24, 2009.

▪
JOSHUA I. SMITH, 68, Chairman and Managing Partner of the Coaching Group, LLC (management consulting).  Other directorships: Comprehensive Care Corporation, Federal Express Corporation and The Allstate Corporation.  Mr. Smith has been a director of the company since 1993.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING  “FOR” THE NOMINEES PRESENTED IN PROPOSAL 1.

PROPOSAL 2 — Ratification of Independent Registered Public Accounting Firm

The board seeks an indication from stockholders of their approval or disapproval of the Audit Committee’s appointment of PricewaterhouseCoopers LLP (PricewaterhouseCoopers) as auditors for 2009.

PricewaterhouseCoopers has been our auditors since 1925.  For additional information regarding the company’s relationship with PricewaterhouseCoopers, please refer to the Audit Committee Report on page 11 and the Audit Fees disclosure on page 12.

If the appointment of PricewaterhouseCoopers as auditors for 2009 is not approved by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year.  However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for the year 2009 will stand, unless the Audit Committee finds other good reason for making a change.

Representatives of PricewaterhouseCoopers will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. The representatives will also be available to respond to questions at the meeting.

YOUR BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND VOTING “FOR” PROPOSAL 2.

Stockholder Proposals

PROPOSAL 3 — Annual Election of Directors

Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, we will provide the name, address and number of company securities held by the proponent of this stockholder proposal upon receipt of a written or oral request.

This proposal requires an affirmative vote of the majority of shares present at the meeting to pass.  Abstentions and broker non-votes have the effect of a vote against this proposal.

Resolution Proposed by Stockholder
Resolved: That the shareowners of Caterpillar Inc. (CAT) ask that the company take the steps necessary to reorganize the Board of Directors into one class subject to election each year and to complete this within one-year.

Supporting Statement of Stockholder
This proposal seeks to reorganize the Board of Directors of the Company so that each director stands before the shareowners for re-election each year.  We hope to eliminate the Company’s so-called “classified board”, whereby the directors are divided into three classes, each serving a three-year term.  Under the current structure, shareowners can only vote on one-third of the Board at any given time.

This proposal topic won 69% support at our 2008 annual meeting based on yes and no votes.  The Council of Institutional Investors recommends timely adoption of shareholder proposals upon receiving their first greater than 50% vote: “Boards should take actions recommended in shareowner proposals that receive a majority of votes cast for and against.”

We believe that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance.  It is intuitive that when directors are accountable for their actions, they perform better.  We also believe that shareowners are willing to pay a premium for corporations with excellent corporate governance.  If the Company were to take the steps necessary to declassify its Board, it would be a strong statement that this Company is committed to good corporate governance and its long-term financial performance.

We seek to improve that performance and ensure the Company’s continued viability through this structural reorganization of the Board.  If passed, shareowners would have the opportunity to register their views at each annual meeting – on performance of the Board as a whole and of each director as an individual.

We urge you to join us in urging the Company to take the steps necessary to declassify the election of directors, as a powerful tool for management incentive and accountability.  We urge your support FOR this proposal.

Caterpillar Response to PROPOSAL 3 – Annual Election of Directors

Caterpillar Statement in Opposition
After thoughtful consideration, the board recommends voting AGAINST this proposal for the reasons provided below.

The board acknowledges that a majority of stockholders voted last year in favor of a similar proposal.  With that in mind, the board and the Governance Committee has considered the most effective structure for the board and determined, for the reasons presented below, that the current classified board structure continues to be in the best long-term interests of the company and its stockholders.

Stability and Continuity. In accordance with the company’s articles of incorporation, the board is divided into three classes – each serving a staggered three-year term. This structure provides the board stability, continuity and independence. This structure also enhances long-term planning and ensures that, at any given time, the board is comprised of directors who are intimately familiar with the company’s business and strategic goals. A classified board also benefits the company and its stockholders because it helps attract and retain director candidates who are willing to make long-term commitments of their time and energy. This commitment is necessary to achieve the goals established under the company’s Vision 2020 strategic plan – a commitment that stretches over several years and will be best fulfilled by a stable and continuous board.

Independence. Electing directors to three-year terms also enhances the independence of non-management directors by providing them with a longer term of office. The longer term provides a certain amount of autonomy from special interest groups who may have an agenda contrary to the company’s long-term goals and objectives and those of a majority of stockholders. As a result, independent directors are able to make decisions that are in the best interests of the company and its stockholders.

Accountability to Stockholders. Because all directors are required to uphold their fiduciary duties to the company and its stockholders regardless of term, directors elected to three-year terms are equally accountable to stockholders as directors elected annually. Additionally, the company’s Director Resignation Policy promotes director accountability to shareholders.  The Director Resignation Policy, which is set forth in the company's Guidelines on Corporate Governance Issues (www.CAT.com/governance), establishes that any director nominee who receives a greater number of “withheld” votes than votes “for” is required to tender his or her resignation to the Governance Committee. The Governance Committee will consider the resignation and recommend to the board whether or not to accept the resignation. The independent directors will then make a decision regarding the resignation and publicly disclose their decision. The Director Resignation Policy provides stockholders a meaningful role in the election of directors, ensures public disclosure of directors’ decisions and acts as a vehicle for holding directors accountable for their actions or failure to act.

Financial Results and Stockholder Value. The proposal intimates that a declassified board equals improved financial performance. There is no objective evidence to confirm this suggestion, and is contrary to the company’s recent financial results. For fiscal year 2008, the company’s results marked the sixth straight year of record sales and revenues of $51.324 billion. The board believes that these financial results are a direct result of the board being comprised of independent directors who: (i) have had sufficient time to learn the company’s business and thereby contribute best to the development of its strategy to create long-term stockholder value and to oversee management’s implementation of that strategy; (ii) are knowledgeable about the company; and (iii) are pursuing the company’s long-term business plans and goals.

Protection Against Takeovers. A classified board structure also strongly encourages potential acquirers to deal directly with the board and better positions the board to negotiate the greatest possible stockholder value.  The classified board structure is designed to safeguard against a hostile purchaser gaining control of the company and its assets without paying fair market value. Because only one-third of the directors are elected at any annual meeting, it is impossible to elect an entirely new board or a majority of the board at a single meeting.  A classified board does not preclude a takeover.  Rather, it provides a company with time and leverage to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all stockholders and weigh alternative methods of maximizing stockholder value, including evaluating competing expressions of interest. In fact, recent studies suggest that classified boards may improve the relative bargaining power of managers and the board, as well as the stockholders who are the ultimate beneficiaries of such leverage, in any hostile takeover bid. See Bates, Becker and Lemmon, Board Classification and Managerial Entrenchment: Evidence from the Market for Corporate Control, (April 2007) at p. 30.

It is important to note that stockholder approval of this proposal would not in itself declassify the board. Under Delaware law, the state where the company is incorporated, to change the class structure of the board, the board must first authorize amendments to the company’s articles of incorporation and bylaws.  Stockholders would then have to approve each of those amendments with an affirmative vote of not less than 75 percent of the total voting power of all outstanding shares of company stock entitled to vote generally in the election of directors.

After careful consideration of this proposal, the board believes that the retention of a classified board structure remains in the best long-term interests of the company and its stockholders.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “AGAINST” PROPOSAL 3.

PROPOSAL 4 — Director Election Majority Vote Standard

Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, we will provide the name, address and number of company securities held by the proponent of this stockholder proposal upon receipt of a written or oral request.

This proposal requires an affirmative vote of the majority of shares present at the meeting to pass.  Abstentions and broker non-votes have the effect of a vote against this proposal.

Resolution Proposed by Stockholder
Resolved: That the shareholders of Caterpillar Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement of Stockholder
In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard.  A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected.  The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot.  We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards.  Our Company presently uses a plurality vote standard in all director elections.  Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil, and Safeway have adopted a majority vote standard in company bylaws or articles of incorporation.  Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election.  However, our Company has responded only partially to the call for change, simply adopting a post-election director resignation policy that sets procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes.  The plurality vote standard remains in place.

We believe that a post-election director resignation policy without a majority vote standard in Company bylaws or articles is an inadequate reform.  The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard.  With a majority vote standard in place, the Board can then consider action on developing post-election procedures to address the status of directors that fail to win election.  A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the Board an important post-election role in determining the continued status of an unelected director.  We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

Caterpillar Response to PROPOSAL 4 – Director Election Majority Vote Standard

Caterpillar Statement in Opposition
After thoughtful consideration, the board recommends voting AGAINST the proposal for the reasons provided below.

For the past five years, the company has received a similar proposal, and each year the proposal received less than a majority of the votes cast by stockholders. In light of these results and for the reasons provided below, the board believes that the company’s current method of electing directors continues to be in the best long-term interests of the company and its stockholders.

Company stockholders currently elect their directors by plurality voting. Plurality voting is the default standard under Delaware law, the state where the company is incorporated, and has long been the accepted standard among large public companies. Consequently, the rules governing plurality voting are well established and understood. Notwithstanding the foregoing, the board is cognizant of recent developments with respect to majority voting in director elections. In fact, in 2007, in response to a similar proposal, the board adopted a director resignation policy in connection with director elections (the “Director Resignation Policy”) to address the concerns presented in the proposal.  The Director Resignation Policy, which is set forth in the company's Guidelines on Corporate Governance Issues (www.CAT.com/governance), establishes that any director nominee who receives a greater number of “withheld” votes than votes “for” is required to tender his or her resignation to the Governance Committee. The Governance Committee will consider the resignation and recommend to the board whether or not to accept the resignation. The independent directors will then make a decision regarding the resignation and publicly disclose their decision. The board believes that the Director Resignation Policy promotes a good balance between providing stockholders a meaningful and significant role in the process of electing directors and allowing the board flexibility to exercise its independent judgment on a case-by-case basis.

Moreover, the proponent’s characterization of plurality voting, particularly the statement that a director may be elected by a single vote even if a substantial majority of the votes cast are “withheld,” is improbable – especially in light of the company’s past voting results.  The company’s stockholders have an excellent history of electing strong and independent directors by plurality voting. During the past ten years, the average affirmative vote for directors has been greater than 96 percent of the shares voted through the plurality voting process. Further, as explained above, under the Director Resignation Policy, if a director receives more “withheld” votes than votes “for,” the director, must resign his or her position.

In addition, the Governance Committee, in conjunction with the Chairman and Chief Executive Officer, establishes and maintains stringent director criteria to ensure that the board is comprised of strong and independent directors. These criteria include the following: (i) integrity, honesty and accountability, with a willingness to express independent thought; (ii) successful leadership experience and stature in an individual’s primary field, with a background that demonstrates an understanding of business affairs as well as the complexities of a large, publicly held company; (iii) demonstrated ability to think strategically and make decisions with a forward-looking focus, and the ability to assimilate relevant information on a broad range of complex topics; (iv) being a team player with a demonstrated willingness to ask tough questions in a constructive manner that adds to the decision making process of the board; (v) independence and absence of conflicts of interest; (vi) ability to devote necessary time to meet director responsibilities; and (vii) the ability to commit to company stock ownership. These same criteria are applied to evaluate candidates nominated by stockholders. The nomination and election process has been instrumental in the construction of a board that is comprised of highly qualified directors from diverse backgrounds, and, with the exception of the Chairman, are all independent as defined under NYSE regulations.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “AGAINST” PROPOSAL 4.

PROPOSAL 5 — Report on Foreign Military Sales

Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, we will provide the name, address and number of company securities held by the proponent of this stockholder proposal upon receipt of a written or oral request.

This proposal requires an affirmative vote of the majority of shares present at the meeting to pass.  Abstentions and broker non-votes have the effect of a vote against this proposal.

Resolution Proposed by Stockholder
Whereas: the United States exports weapon and related military equipment and services through foreign military sales (government-to-government), direct commercial weapons sales (U.S. companies to foreign buyers), equipment leases, transfers of excess defense materiel and emergency drawdowns of weaponry.

In 2007, the United States ranked first in arms transfer agreements with developing nations with $12.2 billion or 28.8% of these agreements.  The United States also ranked first in the value of arms deliveries to developing nations at $7.6 billion, or 44.2% of all such deliveries.  The weapons sold range from ammunition to tanks, supersonic combat aircraft, missiles and submarines.  (“Conventional Arms Transfers to Developing Nations, 2000-2007,” Congressional Research Service, Report for Congress, October 23, 2008)

Although it does not produce weapons systems, Caterpillar has, in the past, sold dual use equipment such as bulldozers through foreign military sales; however, the frequency and volume of sales is unknown.  Nor is there precise information on which countries have received Caterpillar equipment.

Resolved: Shareholders request that, within six months of the annual meeting, the Board of Directors provide a comprehensive report, at reasonable cost and omitting proprietary and classified information, on Caterpillar’s foreign sales of weapons-related products, and other equipment and services related to those products for the past 10 years, including the country of destination for the products.

Supporting Statement of Stockholder
We believe with the American Red Cross that “the greater the availability of arms, the greater the violations of human rights and international humanitarian law.”  Global security is security of all people.  We are seeing an increase in human rights abuses inflicted on women, people of minority ethnicities, personnel of NGOs offering medical and other human services as well as employees of corporations servicing DOD contracts.  Use of Caterpillar equipment by foreign militaries in actions that violate human rights and international humanitarian law raises issues for Caterpillar corporate policy and risks damage to the Company’s reputation.

Therefore, we believe it is reasonable that the report include:

1.	Processes used to determine and promote foreign sales;
2.	Criteria for choosing countries with which to do business;
3.	A description of procedures used to negotiate foreign arms sales, government-to-government and direct commercial sales and the percentage of sales for each category;
4.
For the past ten years, categories of military equipment or components, including dual use items exported for the past five years, with as much statistical information as permissible; contracts for servicing/maintaining equipment; offset agreements; and licensing and/or co-production with foreign governments.

Caterpillar Response to PROPOSAL 5 – Report on Foreign Military Sales

Caterpillar Statement in Opposition
After thoughtful consideration, the board recommends voting AGAINST this proposal because it believes completing the requested report is an inappropriate use of company resources.

The company does not manufacture or sell weapons or weapon systems. It does, however, sell a limited amount of commercial equipment modified for military purposes (modified equipment) to foreign governments. These sales are predominantly performed one of two ways: (i) federally sponsored programs – most notably the Foreign Military Sales Program (program), or (ii) to company dealers who then sell such equipment to foreign governments.

As provided above, the company sells modified equipment to foreign governments under the program, although the overwhelming majority of sales performed by the company under the program involves ordinary equipment and not modified equipment. Under the program, the U.S. government provides financing to eligible foreign governments or organizations for the procurement of defense articles and services as well as ordinary commercial products. The U.S. government then sources these requests with U.S. manufacturers and administers the resulting contract. Sales and services under the program may be made only after the U.S. government has determined that the sale is consistent with the national security, foreign policy and economic interests of the U.S. The company has procedures and processes in place to ensure that sales of modified equipment and ordinary equipment made under the program are performed in accordance with the program and all other U.S. laws and regulations. In 2008, the company’s total sales and revenues under the program were approximately $18.9 million, which largely represents sales of ordinary equipment. These sales account for approximately 0.04 percent of the company’s 2008 sales and revenues of $51.324 billion.

In addition, the company sells modified equipment to its dealers who then sell such equipment to foreign governments. In 2008, sales of modified equipment to company dealers who then sold such equipment to foreign governments were very limited and amounted to approximately $11.9 million - approximately 0.02 percent of the company’s 2008 sales and revenues. The company also sold ordinary equipment to company dealers who then sold such ordinary equipment to foreign governments. However, pursuant to the language of the proposal, sales of ordinary equipment to foreign governments are outside the scope of this response. Given the company’s relatively small volume of sales of modified equipment to foreign governments in 2008, under both of the above-described methods, the board believes that it would be an inappropriate use of the company’s resources to complete the requested report.

Moreover, any sales of modified equipment (and ordinary equipment) by the company under the program are a matter of public record through information provided by the U.S. government. The Department of Defense and Department of State provide notification of such sales to Congress, which is also made available to the public. Therefore, the board believes that producing the requested report would be, for the most part, duplicative and unnecessary.

The board believes that to allocate the necessary resources to complete a detailed report addressing an insignificant portion of the company’s business is an inappropriate use of company resources and not in the best interests of the company or its stockholders.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "AGAINST" PROPOSAL 5.

PROPOSAL 6 — Adopt Simple Majority Vote Standard

Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, we will provide the name, address and number of company securities held by the proponent of this stockholder proposal upon receipt of a written or oral request.

This proposal requires an affirmative vote of the majority of shares present at the meeting to pass.  Abstentions and broker non-votes have the effect of a vote against this proposal.

Resolution Proposed by Stockholder
Resolved:  Shareholders request that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws, that calls for a greater than simple majority vote, be changed to a majority of the votes cast for and against related proposals in compliance with applicable laws.  This includes each 75% shareholder voting provision in our charter and/or bylaws.

Supporting Statement of Stockholder
Currently a 1%-minority can frustrate the will of our 74%-shareholder majority.  Our supermajority vote requirements can be almost impossible to obtain when one considers abstentions and broker non-votes.  For example, a Goodyear (GT) management proposal for annual election of each director failed to pass even though 90% of votes cast were yes-votes.  Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management.

The Council of Institutional Investors www.cii.org recommends adoption of simple majority voting.  This proposal topic also won up to 89% support at the following companies in 2008:

Whirlpool (WHR)                                  79%           Ray T. Chevedden (Sponsor)
Lear Corp. (LEA)                                  88%           John Chevedden
Liz Claiborne (LIZ)                                89%           Kenneth Steiner

The merits of this Simple Majority Vote proposal should also be considered in the context of the need to initiate improvements in our company’s corporate governance and in individual director performance.  For instance in 2008 the following governance and performance issues were identified:

•	The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company:
“D” in governance. “High Governance Risk Assessment.” “Very High Concern” in Executive Pay with $17 million for James Owens.

•	Our directors served on 8 boards rated “D” by the Corporate Library:

James Owens                             Alcoa (AA)
James Owens                             International Business Machines (IBM)
William Osborn                           Abbott Laboratories (ABT)
William Osborn                           Northern Trust (NTRS)
Edward Rust                               Helmerich & Payne (HP)
Edward Rust                               McGraw-Hill (MHP)
Joshua Smith                              FedEx (FDX)
Eugene Fife                                Eclipsys (ECLP)

•	James Owens and William Osborn were designate “Accelerated Vesting” directors by The Corporate Library due to their accelerating of stock option vesting to avoid recognizing the related cost.

•	Two directors were “Problem Directors” according to The Corporate Library:

David Goode due to his involvement with Delta Air Lines and its bankruptcy. Frank Blount (our lead Director no less) due to his involvement with Entergy Corporation and its bankruptcy.

•	Three directors had more than 15-years tenure (independence concern):
David Goode Joshua Smith Peter Magowan

•	Our directors still had a $1 million gift plan – Conflict of interest concern.

•	We had no shareholder right to:

Annual election of each director.
An independent Chairman.
Cumulative voting.
To act by written consent.
To Call a  special meeting.
Elect directors by a majority vote – one yes-vote can now elect a director for 3-years.

The above concerns shows there is need for improvement.  Please encourage our board to respond positively to this proposal.

Caterpillar Response to PROPOSAL 6 – Adopt Simple Majority Vote Standard

Caterpillar Statement in Opposition
After thoughtful consideration, the board of directors recommends voting AGAINST the proposal for the reasons provided below.

The board believes that the super-majority voting standards under the company’s Restated Certificate of Incorporation (certificate) and Bylaws (collectively, governance documents) are appropriate and necessary. These super-majority standards ensure that broad stockholder support exists before significant changes to the company’s corporate and governance structure can be implemented. The company’s super-majority voting standards require approval of at least 75 percent of the outstanding stock of the company for a small but important number of matters of corporate structure and governance, which are as follows: (i) special meetings of the stockholders; (ii) actions by stockholders without a special meeting; (iii) the number, class and nomination of directors; and (iv) removal of a director without cause. The super-majority standards do not apply to the approval of a merger or business combination, for which only a simple majority is required.

The board believes that a higher voting threshold for significant changes to the company’s corporate structure or governance is in the best long-term interests of the company and its stockholders. The board intentionally created a super-majority vote standard to apply to the areas described above because of their importance to the company. For example, the provisions not allowing stockholders to call a special meeting of stockholders or acting by written consent are meant to protect the interests of all stockholders and help create long-term stockholder value under all circumstances. These provisions encourage potential acquirers to deal directly with the board, which in turn provides the board greater leverage to negotiate the best possible return for all stockholders.

In addition, the board is subject to fiduciary duties under the law to act in a manner that it believes to be in the best interests of the company and all of its stockholders. Stockholders, on the other hand, do not have the same fiduciary duty as the Directors. As a result, a single stockholder or a group of stockholders acting in concert may act in their own self-interests to the detriment of other stockholders. Accordingly, the super-majority voting standards are necessary to safeguard the long-term interests of the company and its stockholders.

It is important to note that stockholder approval of this proposal would not in itself remove the super-majority vote standards from the governance documents. Under Delaware law, the jurisdiction where the company is incorporated, to change the super-majority standards the board must first authorize amendments to the company’s certificate and Bylaws. Stockholders would then have to approve each of those amendments with an affirmative vote of not less than 75 percent of the outstanding stock of the company entitled to vote generally in the election of directors.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “AGAINST” PROPOSAL 6.

PROPOSAL 7 — Independent Compensation Consultant

Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, we will provide the name, address and number of company securities held by the proponent of this stockholder proposal upon receipt of a written or oral request.

This proposal requires an affirmative vote of the majority of shares present at the meeting to pass.  Abstentions and broker non-votes have the effect of a vote against this proposal.

Resolution Proposed by Stockholder
Resolved:  That the shareholders of Caterpillar Inc. (the “Company”) request that the board of directors (the “Board”) adopt a policy stating that any consultant retained to advise the Board or the Board’s compensation committee on executive compensation matters (each, a “Compensation Consultant”), or any affiliate of a Compensation Consultant, should not be retained to provide any other services to the Company, to any affiliate of the Company, or to any of the Company’s senior executive officers.

The policy should be implemented so as not to violate any contractual obligations.

Supporting Statement of Stockholder
In our opinion, there has been increasing concern regarding the role compensation consultants may play in escalating executive pay.  Specifically, we believe the independence of compensation consultants is an important factor in determining how senior executives are compensated.  Regarding the selection of compensation consultants, one study observes that, “CEOs have often been involved in the selection process” (Bebchuk and Fried, “Pay Without Performance,” 2004).  The authors add that, “Even if the CEO has not been involved [in the selection process], the chosen consultant has understood that a recommendation that displeases the CEO may pre-empt the consultant’s future employment.”

In our view, the independence of compensation consultants can be compromised by additional business relationships.  According to an April 9, 2006 New York Times article, compensation consultants “are often motivated to produce big paydays for managers.  After all, the boss can hand their company lucrative contracts down the road.”  In  2007, the U.S. House of Representatives’ Committee on Oversight and Government Reform began investigating whether major U.S. consulting firms that provide pay advice to boards of directors also perform other services for company managers that may compromise their independence.

According to a study by The Corporate Library, an authority on corporate governance, compensation consultants are associated with companies that pay at levels higher than the market median.  Further, these higher levels of pay are in general not associated with higher levels of shareholder returns (The Effect of Compensation Consultants, The Corporate Library, 2007).

Given these concerns, we believe that adopting a policy to require the use of independent compensation consultants will ensure that executive compensation decisions are rendered independently and in the best interests of shareholders.

Caterpillar Response to PROPOSAL 7 – Independent Compensation Consultant

Caterpillar Statement in Opposition
After thoughtful consideration, the board recommends voting AGAINST the proposal for the reasons provided below.

The Compensation Committee is responsible for overseeing the company’s compensation practices and programs. Hewitt Associates (Hewitt), through John Anderson (compensation consultant), assists the Compensation Committee with these tasks. Specifically, the compensation consultant assists the Compensation Committee by providing information and advice regarding the design and implementation of the company’s compensation programs, providing “benchmarking” data and providing analysis on trends and important new developments in the executive compensation field.

Contrary to the proponent’s assertions, the compensation consultant was not selected by the company’s CEO or management team. Rather, he was selected solely by the Compensation Committee and he reports directly to the Compensation Committee. The Compensation Committee also has the sole authority to terminate the compensation consultant and determine the terms and conditions of its relationship with the compensation consultant – including the fees for his services.

As documented in the company’s Compensation Discussion and Analysis (CD&A) in this proxy statement, a separate and distinct unit of Hewitt provides administrative services to the company in connection with its retirement and health-care plans (collectively, administrative services). As a result, the company and Hewitt go to great lengths to ensure the compensation consultant is separated, physically and financially, from the Hewitt business units that provide the administrative services. For example: (i) Hewitt has separated its executive compensation consulting group, to which the compensation consultant belongs, into a single, segregated business unit within Hewitt; (ii) neither the compensation consultant or any member of his team participates in any activities related to the administrative services; (iii) Hewitt pays its executive compensation consultants solely on their individual results and accomplishments (i.e., the compensation consultant does not receive any compensation or incentives based on the administrative services); and (iv) the administrative services are under a separate contractual arrangement and managed by a separate business unit of Hewitt.

The Compensation Committee annually reviews and examines the processes and policies Hewitt utilizes to keep its executive compensation services separated and “independent” from its other business units at Hewitt. The Compensation Committee performed this review in 2009 and it believes that the compensation consultant provides valued and objective compensation consulting services.

The proponent asserts that because Hewitt provides the administrative services in addition to compensation consulting, it is a foregone conclusion, without any specific factual support, that the company’s CEO is paid at a level “higher than the market median.” This assertion is misplaced and erroneous. The Compensation Committee is comprised of independent directors, as defined under NYSE regulations, who all have significant experience addressing and resolving sophisticated business issues.  Contrary to the proponent’s assumption, the Compensation Committee is not comprised of “zombies” who blindly follow the recommendations of the compensation consultant. Although the compensation consultant’s input is valued, the Compensation Committee independently makes the executive compensation decisions.

Additionally, contrary to the proponent’s assertions, the total compensation paid by the company to its CEO for 2008 was paid at “market level.” The Compensation Committee targets the CEO’s total compensation at the median level of the company’s benchmark group (See discussion of the company’s benchmark group on page 35 of this proxy statement). The company’s benchmark group includes some of its industry competitors, but it is mostly made up of companies that are similar in size (financial or otherwise) and global presence to the company and compete with the company for executive talent. In 2008, the company targeted and paid its CEO at the median level of the benchmark group; or in other words, at “market level.”

Finally, the company provides significantly more information regarding its compensation consultant than what is required by SEC regulations. Generally, SEC regulations require companies to disclose whether it uses a compensation consultant and the role of the compensation consultant in determining executive compensation. In the CD&A included in this proxy statement, the company discloses the SEC required information and substantially more information concerning the compensation consultant (See page 33 of this proxy statement).

FOR THESE REASONS, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "AGAINST" PROPOSAL 7.

PROPOSAL 8 — Independent Chairman of the Board

Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, we will provide the name, address and number of company securities held by the proponent of this stockholder proposal upon receipt of a written or oral request.

This proposal requires an affirmative vote of the majority of shares present at the meeting to pass.  Abstentions and broker non-votes have the effect of a vote against this proposal.

Resolution Proposed by Stockholder
Resolved:  That pursuant to Section 109 of the Delaware General Corporation Law, and Article VI Section 5 of Caterpillar Inc.’s Bylaws, the stockholders of Caterpillar Inc. (“Caterpillar”) hereby amend the Bylaws as follows:

Amend “Article IV Section 1 Officers,” which currently reads – “The officers of the corporation shall be a chairman of the board, who shall be the chief executive officer, one or more group presidents, one or more vice presidents (one of whom shall be designated the chief financial officer), a secretary and a treasurer, together with such other officers as the board of directors shall determine.  Any two or more offices may be held by the same person”―

to read as follows:

“The officers of the corporation shall be a chairman of the board, a chief executive officer, one or more group presidents, one or more vice presidents (one of whom shall be designated the chief financial officer), a secretary and a treasurer, together with such other officers as the board of directors shall determine.  Any two or more offices may be held by the same person, with the exception of chairman, as indicated by Section 1a.”

And to add the following text as “Section 1a. Chairman” to Article IV:

“The Chairman shall be a director who is independent from the Corporation.  For purposes of this requirement, “independent” has the meaning set forth in the New York Stock Exchange (“NYSE”) listing standards, unless the Corporation’s common stock ceases to be listed on the NYSE and is listed on another exchange, in which case such exchange’s definition of independence shall apply.  If the Board determines that a Chairman who was independent at the time he or she was selected is no longer independent, the Board shall select a new Chairman who satisfies this independence requirement within 60 days of such determination.  Compliance with this independence requirement shall be excused if no director who qualifies as independent is elected by the stockholders or if no director who is independent is willing to serve as Chairman.  This independence requirement shall apply prospectively so as not to violate any contractual obligation of the Corporation in effect when the requirement was adopted.”

Supporting Statement of Stockholder
CEO James W. Owens currently also serves as chairman of Caterpillar’s Board of Directors.

We believe the role of Chairman should meet high standards of independence to ensure proper oversight of senior executives, and to increase accountability by management to the entire Board – something that is difficult to accomplish when management oversees the Board.  An independent Chairman would also likely promote more objective evaluation and compensation of our CEO, and would help facilitate an inclusive Board agenda.

Additionally, we believe Caterpillar has demonstrated poor governance in many respects, including its continued classified board of directors, its high executive compensation (CEO Owens received over $17 million in 2007), its Guidelines on Corporate Governance, and its responses to proxy proposals in recent years.

We urge shareholders to vote FOR this Proposal.

Caterpillar Response to PROPOSAL 8 – Independent Chairman of the Board

Caterpillar Statement in Opposition
After thoughtful consideration, the board recommends voting AGAINST this proposal for the reasons provided below.

Similar to the proposals rejected by stockholders in 2006 and 2007, this proposal asserts that the board cannot provide effective independent oversight of the company and its management team because an independent director does not hold the office of Chairman. The board believes that this assertion is without merit.

The company’s Guidelines on Corporate Governance Issues establishes that the role of the company’s Chairman is to be filled by the company’s CEO.  The board believes the combined role of Chairman and CEO promotes unified leadership and direction for the company, which allows for a single, clear focus for management to execute the company’s strategy and business plans. This leadership structure has resulted in the continued growth and financial success of the company. For fiscal year 2008, the company’s results marked the sixth straight year of record sales and revenues of $51.324 billion. The board believes that these financial results are, in part, the product of the unified and focused leadership of its Chairman and CEO.

Notwithstanding the foregoing, the company has adopted various policies to ensure a strong and independent board. All directors, with the exception of the Chairman, are independent as defined under NYSE regulations, and all committees of the board are made up entirely of independent directors. In addition, the board and Governance Committee have assembled a board comprised of strong and sophisticated directors who are currently or have recently been leaders of major companies or institutions, are independent thinkers and have a wide range of expertise and skills.

In addition, in 2007 the independent directors unanimously elected, by and from the ranks of the independent directors, the Chairman of the Governance Committee as the board’s Presiding Director. The Presiding Director’s duties and responsibilities include: (i) presiding at all meetings of the board at which the Chairman is not present; (ii) serving as a liaison between the Chairman and the independent directors; (iii) approving information sent to the board; (iv) approving meeting agendas for the board; (v) approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vi) the authority to call meetings of the independent directors; and (vii) if requested by major shareholders, ensures that he is available for consultation and direct communication. Based on these duties and responsibilities, the board believes that the Presiding Director provides an effective “counter-balance” to the combined role of CEO and Chairman.

Additionally, the board regularly meets in executive session without the presence of management. The Presiding Director presides at these meetings and provides the board’s guidance and feedback to the Chairman and the company’s management team.  Further, the board has complete access to the company’s management team. On a regular basis, the board and its committees receive valuable information and insight from management on the “status” of the company and the company’s current and future issues.

Given the strong leadership of the company’s Chairman and CEO, the counterbalancing role of the Presiding Director and a board comprised of strong and independent directors, the board believes it is in the best long-term interests of the company and its stockholders to maintain a combined role of Chairman and CEO.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “AGAINST” PROPOSAL 8.

PROPOSAL 9 — Report on Lobbying Priorities

Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, we will provide the name, address and number of company securities held by the proponent of this stockholder proposal upon receipt of a written or oral request.

This proposal requires an affirmative vote of the majority of shares present at the meeting to pass.  Abstentions and broker non-votes have the effect of a vote against this proposal.

Resolution Proposed by Stockholder
Resolved: The shareholders request the Board of Directors, at reasonable cost and excluding confidential information, report to shareholders as soon as possible on the Company’s process for identifying and prioritizing legislative and regulatory public policy advocacy activities.  The report should:

1.	Describe the process by which the Company identifies, evaluates and prioritizes public policy issues of interest to the Company;

2.	Identify and describe public policy issues of interest to the Company;

3.	Prioritize the issues by importance to creating shareholder value; and

4.	Explain the business rationale for prioritization.

Supporting Statement of Stockholder
The coal mining industry represents an important customer base to Caterpillar.

Caterpillar belongs to the U.S. Climate Action Partnership, a Washington, D.C.-based coalition that is lobbying for the regulation of greenhouse gas emissions.

Greenhouse gas regulation could harm the coal industry by forcing electric utilities to switch to other energy sources such as natural gas or wind.  Currently, about 50 percent of the U.S. electricity supply is produced by burning coal.

Greenhouse gas regulations are not likely to produce tangible, measurable or significant environmental benefits.

Shareholders want to know how Caterpillar could decide to lobby for dubious laws and regulations that would harm important customers.

Caterpillar Response to PROPOSAL 9 — Report on Lobbying Priorities

Caterpillar Statement in Opposition
After thoughtful consideration, the board recommends voting AGAINST this proposal for the reasons provided below.

The board believes that it is in the company’s best interests to be involved in and contribute to the legislative and regulatory process.  To that end, the company engages in lobbying and other political activities, as permitted by applicable law, to further its priority interests that will likely affect the company’s long-term goals and objectives such as fair trade, tax reform and financial appropriations for infrastructure. Federal and state laws require public disclosure of the company’s lobbying activities.  Specifically, under the Lobbying Disclosure Act of 1995, the company submits to Congress reports disclosing the amount spent on lobbying activities and the issues addressed by these lobbying activities. Accordingly, much of the information requested by the proponent is already publicly available.

Submitting the requested report will also likely put the company at a competitive disadvantage.  The proponent requests that the proposed report not only disclose the public policies of interest to the company, but also the priority of such policies and the business rationale for such priority.  Most troubling, is the request to disclose the company’s rationale for its lobbying priorities. Disclosing this information will indirectly provide the company’s competitors information on the company’s strategy, goals and possible weaknesses. In turn, the company’s competitors will likely use this information in targeting marketing and lobbying activities of their own to exploit perceived weaknesses of the company. Moreover, because the company’s many competitors will likely not be required to complete the same type of report, the company would be competing on an “un-even playing field.”

Although the proponent is seeking a report on the company’s lobbying practices, it is obvious from the proponent’s supporting statement that its primary concern is the company’s involvement in the U.S. Climate Action Partnership.  In 2007, the company joined some of the world’s largest companies, such as Dupont, BP American, General Electric, General Motors and Rio Tinto, to form the U.S. Climate Action Partnership (USCAP).  The company joined USCAP, in part, to ensure that any climate change legislation passed by Congress does not unfairly impact the company or its customers. Climate change legislation has already been passed in California, and under the current U.S. presidential administration it is likely similar legislation will pass in the near term.  To this end, the company believes that being part of the legislative process will better position it to advocate the interests of the company and its stockholders and customers. In addition, through its involvement in USCAP, the company has been able to educate its USCAP partners of the critical role the company and its customers play in providing competitive energy supplies, energy security, energy infrastructure and environmental protection.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “AGAINST” PROPOSAL 9.

PART FOUR — Other Important Information

Persons Owning More than Five Percent of Caterpillar Common Stock

Based on a review of any Schedule 13G or amendments to Schedule 13G filed with the SEC through April 19, 2009, there are no persons that beneficially own more than five percent of Caterpillar common stock.

Security Ownership of Certain Beneficial Owners and Management

Security ownership of management is included in the following table.

Caterpillar Common Stock Owned by Executive Officers and Directors (as of December 31, 2008)
Blount	73,571	[1]	Magowan	329,002	[12]
Brazil	32,803	[2]	Oberhelman	716,349	[13]
Burritt	124,316	[3]	Osborn	48,657	[14]
Dickinson	783	[4]	Owens	1,717,537	[15]
Dillon	70,625	[5]	Powell	45,400	[16]
Fife	46,000	[6]	Rapp	318,699	[17]
Fosler	24,515	[7]	Rust	28,933	[18]
Gallardo	268,110	[8]	Smith	36,345	[19]
Goode	100,531	[9]	Vittecoq	522,215	[20]
Lavin	240,775	[10]	Wunning	476,233	[21]
Levenick	423,135	[11]	All directors and executive officers as a group	5,981,641	[22]

[1]
Blount - Includes 56,000 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors’ Deferred Compensation Plan (DDCP) representing an equivalent value as if such compensation had been invested on December 31, 2008, in 1,382 shares of common stock.

[2]
Brazil - Includes 24,000 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2008, in 497 shares of common stock.

[3]	Burritt - Includes 100,200 shares subject to stock options exercisable within 60 days.
[4]
Dickinson - In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2008, in 2,848 shares of common stock.

[5]
Dillon - Includes 52,000 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2008, in 706 shares of common stock.

[6]	Fife - Includes 24,000 shares subject to stock options exercisable within 60 days.
[7]	Fosler - Includes 20,000 shares subject to stock options exercisable within 60 days.
[8]
Gallardo - Includes 56,000 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2008, in 4,671 shares of common stock.

[9]
Goode - Includes 56,000 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2008, in 39,240 shares of common stock.

[10]
Lavin - Includes 202,132 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Supplemental Deferred Compensation Plan (SDCP), Supplemental Employees’ Investment Plan (SEIP) and/or the Deferred Employees’ Investment Plan (DEIP) representing an equivalent value as if such compensation had been invested on December 31, 2008, in 8,747 shares of common stock.

[11]
Levenick - Includes 364,000 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to SDCP, SEIP and/or DEIP representing an equivalent value as if such compensation had been invested on December 31, 2008, in 5,611 shares of common stock.

[12]
Magowan - Includes 56,000 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2008, in 16,086 shares of common stock.

[13]
Oberhelman - Includes 638,000 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to SDCP, SEIP and/or DEIP representing an equivalent value as if such compensation had been invested on December 31, 2008, in 35,404 shares of common stock.

[14]
Osborn - Includes 24,000 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2008, in 139 shares of common stock.

[15]
Owens - Includes 1,398,000 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to SDCP, SEIP and/or DEIP representing an equivalent value as if such compensation had been invested on December 31, 2008, in 6,732 shares of common stock.

[16]
Powell - Includes 40,000 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2008, in 139 shares of common stock.

[17]
Rapp - Includes 281,202 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to SDCP, SEIP and/or DEIP representing an equivalent value as if such compensation had been invested on December 31, 2008, in 8,985 shares of common stock.

[18]
Rust - Includes 24,000 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2008, in 8,569 shares of common stock.

[19]
Smith - Includes 20,000 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2008, in 1,511 shares of common stock.

[20]	Vittecoq - Includes 435,968 shares subject to stock options exercisable within 60 days.
[21]
Wunning - Includes 435,968 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to SDCP, SEIP and/or DEIP representing an equivalent value as if such compensation had been invested on December 31, 2008, in 20,406 shares of common stock.

[22]
This group includes directors, named executive officers and five additional executive officers subject to Section 16 filing requirements (group).  Amount includes 4,577,752 shares subject to stock options exercisable within 60 days and 364,551 shares for which voting and investment power is shared.  The group beneficially owns less than one percent of the company’s outstanding common stock.  None of the shares held by the group have been pledged.

Compensation

Compensation Discussion and Analysis

At Caterpillar, integrity is one of our core values.  We believe in the power of honesty and know the only way to build and strengthen our reputation is through trust.  We hold ourselves to the highest standard of integrity and ethical behavior and strive for transparency.  We welcome the opportunity to share this Compensation Discussion and Analysis (CD&A) with our stockholders.

We understand investors have a vested interest in executive compensation.  After reading this CD&A, we hope you will recognize a few vital points:

▪	We have a thorough compensation review process
▪	We have a competitive compensation plan that aligns executive performance and long-term stockholder interests
▪	We do not backdate or re-price equity grants
▪	We believe the best way to compensate our executives is to base their rewards on performance
▪	We have no severance packages that apply solely to executives. Change in Control provisions are found within existing compensation plans and apply equally to all participants in those plans.

During fiscal year 2008, Caterpillar was organized into six groups, each led by a group president.  Because the six group presidents have comparable responsibilities and are similarly compensated, we are including all six of the group presidents as named executive officers (NEOs), in addition to the Chief Executive Officer and Chief Financial Officer.

This CD&A describes the overall compensation practices at Caterpillar and specifically describes total compensation for the following NEOs:

▪	James W. Owens, Chairman and CEO
▪	Richard P. Lavin, Group President
▪	Stuart L. Levenick, Group President
▪	Douglas R. Oberhelman, Group President
▪	Edward J. Rapp, Group President
▪	Gerard R. Vittecoq, Group President
▪	Steven H. Wunning, Group President
▪	David B. Burritt, Vice President and Chief Financial Officer

We are fortunate to have executives who are “career employees” with a strong commitment to the long-term success of Caterpillar. In fact, the average tenure of our NEOs is 32 years.  Our reputation is a reflection of our employees’ ethical performance, and the values that guide Caterpillar have in turn rewarded our employees and stockholders with a successful and profitable company.

Compensation Philosophy and Objectives

Two primary components define Caterpillar’s compensation philosophy: Pay for Performance and Pay at Risk.

As an employee’s responsibility increases, so does the proportional amount of “at risk” pay. This is especially true for our executives who have direct responsibility for overall company performance. A significant portion of executive pay depends on meeting certain performance goals, which is fundamental to aligning executive pay with long-term stockholder interests.

The Compensation Committee established three principles to drive this philosophy through the company’s compensation design.

1.
Base salary, as a percentage of total direct compensation, should decrease as salary grade levels increase. As employees move to higher levels of responsibility with more direct influence over the company’s performance, they have a higher percentage of pay at risk.

2.
The ratio of long-term incentive compensation to short-term incentive compensation should increase as salary grade levels increase. Caterpillar expects executives to focus on the company’s long-term success. The compensation program is designed to motivate executives to take actions that are best for the company’s long-term viability.

3.
Equity compensation should increase as salary grade levels increase. Employees in positions that most directly affect the company’s performance should have profitable growth for the company as their main priority. Receiving part of their compensation in the form of equity reinforces the link between their actions and stockholders’ investment. Equity ownership encourages executives to behave like owners and provides a clear link with stockholders’ interests.

In following these principles and tying employee compensation to both individual performance and the long-term performance of the company, Caterpillar links the interests of management and long-term stockholders. In addition, the compensation program is designed to attract and retain high-caliber, talented employees who will guide the company in continuing to meet and exceed its performance goals.

Overview of Compensation Practices

The Compensation Committee is responsible for the compensation program design and decision making process for NEOs.  The Compensation Committee regularly reviews Caterpillar’s compensation practices, including the methodologies for setting NEO total compensation.  The Compensation Committee also uses benchmarking to track Caterpillar’s practices and compensation levels against comparable companies within its industry and across multiple industries.  However, the Compensation Committee exercises its independent judgment when establishing compensation policies, especially when rewarding individual performance. The responsibilities of the Compensation Committee are described more fully in its charter available at www.CAT.com/governance.

Compensation Philosophy in Action - 2008 and 2009

2008 marked our sixth consecutive year of record sales and revenues, and we posted a record profit per share of $5.66. Consistent with our Pay for Performance philosophy described above, executives were compensated accordingly. As the 2008 Summary Compensation Table on page 49 shows, CEO Jim Owens received a base salary of $1.55 million and incentive pay totaling $4.35 million. He also received an equity award on March 3, 2008, valued at the time at $8.53 million, based on a stock closing price of $73.20 per share.  Since that date, the price of the company’s stock has changed significantly.

Caterpillar faces unprecedented economic challenges in 2009. Consequently, we have, among other things, suspended merit increases and frozen salary structures for all management and support staff globally (Mr. Owens’ salary has been frozen since April 1, 2007). Consistent with our Pay at Risk philosophy, described above, our executives’ total compensation for 2009 will be reduced dramatically.  For example, any payment under Caterpillar’s short-term incentive plans is contingent upon the company’s extremely challenging goal of earning $2.50 profit per share (including redundancy costs).  Mr. Owens received an equity award on March 2, 2009, valued at just over $4 million, based on a stock closing price of $22.17 per share.  In addition, the value of Mr. Owens’ 2006 - 2008 equity awards, and those of the other NEOs (all of which require three years to vest), have declined significantly since the grant dates and are now “under water” (see the “Outstanding Equity Awards at 2008 Fiscal Year-End” table on page 52).  Clearly, Caterpillar’s aggressive stock ownership requirements (discussed on page 41), coupled with its Pay at Risk and Pay for Performance compensation philosophy, directly align our executive team with long-term stockholder interests.

How Caterpillar Determines Total Compensation for Executives

Performance Evaluation:  CEO

The board, excluding the CEO, performs the CEO’s evaluation.  The board’s evaluation includes both objective and subjective criteria of the CEO’s performance, including:

▪	Caterpillar’s financial performance
▪	The accomplishment of Caterpillar’s long-term strategic objectives
▪	The achievement of individual goals set at the beginning of each year
▪	The development of Caterpillar’s top management team

Prior to the board meeting, the Compensation Committee evaluates CEO compensation using benchmarking information (discussed on page 35) to set total compensation.  The Compensation Committee also performs its own performance review and provides its recommendations to the board.

Performance Evaluations:  NEOs other than CEO

The Compensation Committee, in conjunction with the CEO, performs the other NEOs’ evaluations, excluding Mr. Burritt whose evaluation is performed by Mr. Rapp.  Each February, the CEO submits a performance assessment and compensation recommendation to the Compensation Committee for each of the other NEOs.  The performance evaluation is based on factors such as:

▪	Achievement of individual and company objectives
▪	Contribution to the company’s performance
▪	Leadership accomplishments

The Compensation Committee also reviews total compensation benchmark information, with respect to the other NEOs, and has the discretion to increase or decrease the CEO’s recommendation.  The Compensation Committee makes the final decision regarding the other NEOs’ total compensation.

Compensation Consultant

The Compensation Committee retains John L. Anderson (Mr. Anderson) of Hewitt to provide ongoing advice and information regarding design and implementation of Caterpillar’s executive compensation programs.  Mr. Anderson also provides information and updates to the Compensation Committee about regulatory and other technical developments that may affect the company’s executive compensation programs. In addition, Mr. Anderson and his team provide the Compensation Committee with competitive market information, analyses and trends on base salary, short-term incentives, long-term incentives, executive benefits and perquisites.

With the full knowledge of the Compensation Committee, Caterpillar has retained a separate and distinct unit of Hewitt to be the third-party administrator for Caterpillar’s U.S. retirement plans as well as Caterpillar’s U.S. Health & Welfare plans.

The Compensation Committee believes that Mr. Anderson (and the team working with him from Hewitt) provides candid, direct and objective advice to the Compensation Committee, which is not influenced by any other services provided by Hewitt.  To insure independence:

▪	The Compensation Committee directly hired and has the authority to terminate Mr. Anderson
▪	Mr. Anderson is engaged by and reports directly to the Compensation Committee and the chair
▪	Mr. Anderson meets regularly and as needed with the Compensation Committee in executive sessions that are not attended by any of the company’s officers
▪	Mr. Anderson and his team at Hewitt have direct access to all members of the Compensation Committee during and between meetings
▪	Mr. Anderson is not the Hewitt client relationship manager for Caterpillar
▪	Neither Mr. Anderson nor any member of his team participates in any activities related to the administration services provided to Caterpillar by other Hewitt business units
▪	Interactions between Mr. Anderson and management generally are limited to discussions on behalf of the Compensation Committee and information presented to the Compensation Committee for approval

Annual Review of Consultant Independence

The Compensation Committee is responsible, without the influence or input of management, for retaining and terminating compensation consultants and determining their terms and conditions, including fees.  Hewitt provides the Compensation Committee an annual update on its services and related fees. The Compensation Committee determines whether the compensation consultant’s services are performed objectively and free from the influence of management.  The Compensation Committee also closely examines the safeguards and steps Hewitt takes to ensure that its executive compensation consulting services are objective, for example:

▪	Hewitt has separated its executive compensation consulting services into a single, segregated business unit within Hewitt
▪
Hewitt pays its executive compensation consultants solely on their individual results and the results of its executive compensation consulting practice.  Mr. Anderson receives no incentives based on other services Hewitt provides to Caterpillar.

▪	Mr. Anderson does own shares in Hewitt; however, he does not receive stock options or other equity-related awards from Hewitt
▪	The total amount of fees for consulting services to the Compensation Committee in 2008 was in the range of $250,000 to $300,000
▪
The total amount of fees paid by Caterpillar to Hewitt in 2008 for all other services, excluding Compensation Committee services, was in the range of $8 million to $10 million. This is compared to total Hewitt 2008 revenues of approximately $3 billion.

▪	Other services are provided under a separate contractual arrangement and by a separate business unit at Hewitt

For these reasons, the Compensation Committee does not believe the services provided by Hewitt in conjunction with administering Caterpillar’s benefit plans compromises Mr. Anderson’s ability to provide the Compensation Committee with perspective and advice that is objective.

Peer Group Benchmarking

Caterpillar uses a comparator group to benchmark (compare) all components of compensation to other companies within the group.  Caterpillar targets the executive total cash compensation package, as well as the long-term incentive compensation components, at the size-adjusted median level of the comparator group.  The Compensation Committee believes that targeting at the size-adjusted median level of the comparator group is necessary to attract and retain high-caliber employees.  This ensures that Caterpillar remains competitive while maximizing its resources for stockholders.

In an effort to attract and retain high-performing talent, the Compensation Committee uses benchmarking data when setting executive compensation.  Caterpillar’s revenues have risen sharply and far exceeded the median annual revenue for its previous comparator group – Hewitt Core Group 1 (HCG1).  To better align the comparator group with the company’s increased size and future plans for growth, the Compensation Committee revised the comparator group for 2008.  The Compensation Committee considered factors such as gross revenues and sales, global presence and positive earnings growth to determine what companies should be included in the comparator group.  Larger companies with higher revenues were added to provide a better basis for comparison.

For 2008, Caterpillar used the comparator group Caterpillar Compensation Comparator Group (CCCG), which includes 28 large public companies, listed below.  Because we compete for executive talent from a variety of industries, the 28 companies represent a cross section of industries, not just heavy manufacturing companies.  The peer group study methodology is consistent each year, which makes it easier to isolate how Caterpillar’s executive compensation is changing in relation to the market.  The Compensation Committee monitors the CCCG to ensure that it continues to provide a reasonable comparison basis for executive compensation.

The CCCG’s median annual revenue is less than Caterpillar’s.  To account for differences in the size of the companies in that group, the Compensation Committee conducts a regression analysis with each comparison.  Regression analysis adjusts the compensation data for differences in the companies’ revenue, allowing Caterpillar to compare its compensation levels to similarly sized companies.  The following companies compose the CCCG:

Components of Caterpillar’s Compensation Program
Total compensation is a mix of total cash and long-term incentives.

Executive Short-Term Incentive Plan (ESTIP) and Short-Term Incentive Plan (STIP) are annual incentive plans that deliver a targeted percentage of base salary (excluding any variable base pay) based on performance against predetermined enterprise goals.  The plans are designed to focus the NEOs on the shorter-term critical issues that are indicative of improved year-over-year performance.

The Long-Term Incentive Plan (LTIP) includes both equity and cash under the Long-Term Cash Performance Plan (LTCPP).  LTIP is designed to reward the company’s key employees for achieving and exceeding the company’s long-term goals, to drive stockholder return and to foster stock ownership.

Total compensation for all NEOs is a mix of annual total cash and long-term incentives.

Annual base salary represents a small portion of our NEOs’ compensation.  In fact, on average, 82 percent of annual compensation for our NEOs varies each year based on Caterpillar’s performance.  The following chart shows the 2008 Total Compensation mix (based on targeted compensation).

Total Annual Cash Compensation

The Compensation Committee’s review of 2008 market data showed total annual cash compensation structures for all NEOs were in line with the median level of the CCCG.  The Compensation Committee made no adjustments to the base salary compensation structures, or to the short-term incentive target opportunities shown below.
Total cash includes base salary and the Executive Short-Term Incentive Plan or Short-Term Incentive Plan.

Base Salary

Base salary increases are performance-driven.  The Compensation Committee uses the criteria described in the “Performance Evaluation” section to assess performance, which are assigned no particular weighting.  Base salary increases, however, are dependent upon assessment of these factors.  Base salary structures for Caterpillar executives are designed with a midpoint set at the median level of the CCCG.  For all employees, the minimum of the base salary structure is 80 percent of the midpoint and the maximum is 120 percent of the midpoint.  Base salaries for the NEOs are not increased above the midpoint of their respective structures without meeting certain performance requirements.  If NEOs reach the midpoint of their salary structure, any amount awarded above midpoint must be re-earned annually and approved by the Compensation Committee.  This amount is called variable base pay and is paid in the form of an annual lump sum cash award (disclosed in the “Bonus” column of the Summary Compensation Table on page 49).  This reinforces the Pay for Performance component of Caterpillar’s compensation program.

Executive Short-Term Incentive Plan

The NEOs, excluding Mr. Burritt, participated in the 2008 ESTIP.  The CEO was eligible for a target opportunity of 135 percent of base salary and the group presidents were eligible for a target opportunity of 100 percent of base salary.

In February 2008, the Compensation Committee reviewed and approved two enterprise-focused measures for the 2008 ESTIP.  As further described below, these two measures link the CEO and group presidents directly to the overall performance of Caterpillar.  The measures and their relative weights in determining ESTIP are as follows:

    ▪ 75%  Corporate Return on Assets
    ▪ 25%  Enterprise Quality

Prior to any ESTIP payout a “trigger” must be achieved, which is based on the company’s PPS.  If the trigger is not achieved, there is no ESTIP payout.  The Compensation Committee approved a PPS trigger of $2.50 for ESTIP because Caterpillar has a strategic goal of maintaining a PPS of at least $2.50 during a “trough” or economic downturn.

As with all components of Caterpillar’s compensation program, ESTIP rewards performance.  For both measures listed above, the Compensation Committee established the threshold, target and maximum performance levels.  If the threshold level is not achieved for a given measure, there is no ESTIP payout on that measure.  Increasingly larger payouts are awarded for achievement of target and maximum performance levels.  The following table outlines the payout factor range that applies to each performance level.  The payout factor for each measure does not exceed 200 percent.

Corporate Return on Assets (ROA) is Machinery and Engines profit after tax plus short-term incentive compensation expense (after tax) divided by average monthly Machinery and Engines assets.

Enterprise quality is a weighted average of the business unit quality performance factors.

Profit Per Share (PPS) is the portion of a company's profit allocated to each outstanding share of common stock, diluted by the assumed exercise of stock-based compensation awards.  PPS serves as an indicator of a company's profitability.  This is also known as Earnings Per Share.

Return On Assets

The Compensation Committee approved ROA as the largest portion of 2008 ESTIP.  The Compensation Committee selected ROA because it is a good indication of how efficiently the company is using its assets to generate earnings and, if successful, it ultimately drives value to our stockholders.  The Compensation Committee reviewed forecasted versus actual ROA results to determine the appropriate target for the 2008 measure.  The corporate ROA slope ranged from a threshold of 6.50 percent to the maximum of 17.70 percent, with a target of 13.80 percent.  The following chart illustrates ROA performance levels.

Mean Dealer Repair Frequency measures the dealer repair frequency for a collection of products over a period of time approximately equal to their first year of operation.

Very Early Hour Reliability captures the number of dealer-performed repairs to a product that occur from the pre-delivery inspection through the initial hours of machine operation.

Significant Part Numbers are part numbers that have had failures in the last three years on products built in the last five years (unless the part is a remanufactured part).

Cat Production System (CPS) Assessment is the common Order-To-Delivery process to achieve our safety, quality, velocity, earnings and growth goals for 2010 and beyond.

Enterprise Quality

The Compensation Committee approved enterprise quality as the other 2008 ESTIP factor.  The Compensation Committee selected enterprise quality because Caterpillar must continue to place an increased emphasis on quality across the entire organization to meet our long-term goals.  Enterprise quality was measured by the weighted average of the various business unit quality performance factors, which are Mean Dealer Repair Frequency, Very Early Hour Reliability, Significant Part Numbers and Cat Production System (CPS) Assessment.  Each business unit’s quality performance factor or factors were weighted based on its applicable 2008 net sales and transfers (an inter-company sale).  The results were averaged to determine the enterprise quality result.

The 2008 ESTIP results were as follows:

The final 2008 ESTIP ROA was 12.6 percent, resulting in a payout factor of 88.62 percent.  The enterprise quality payout factor was 88.40 percent.  The resulting weighted payout factors from ROA and enterprise quality were added together to calculate the total cash payout factor of 88.57 percent, which resulted in a total payout of $5.6 million to the NEOs, excluding Mr. Burritt.  The Compensation Committee has discretion to reduce ESTIP awards based on performance, but individual increases are not permitted.  There were no adjustments made to the 2008 ESTIP payouts to the applicable NEOs.  Individual amounts paid under ESTIP are disclosed in the Summary Compensation Table on page 49 of this proxy statement, in the “Non-Equity Incentive Plan Compensation” column.

Short-Term Incentive Plan

As a vice president, our CFO, Mr. Burritt, participated in Caterpillar’s 2008 STIP (as did over 50,000 employees worldwide).  Vice presidents are not only measured on the achievement of their business unit goals, but also on corporate performance factors such as ROA and enterprise quality.  Mr. Burritt was eligible for a target opportunity of 90 percent of base salary.  His weighting was as follows:

▪	77.5%	Corporate Return on Assets
▪	12.5%	Enterprise Quality
▪	10%	Business Unit Cost Reduction Measure

PPS of $2.50 was also used as the “trigger” for 2008 STIP.  The same trigger methodology applies for STIP as described previously for ESTIP.  The 2008 results are included in the following table.

2008 STIP	Payout Factor	Measurement
Corporate Return on Assets	88.62	Enterprise after-tax Return on Assets
Enterprise Quality	88.40	Based on a weighted average of several quality measures
Business Unit Measure	162.46	Composite of specific cost reduction goals for Global Finance & Strategic Services

The resulting weighted payout factors from ROA, enterprise quality and Mr. Burritt’s business unit measures were added together to calculate the total cash payout factor of 95.98 percent under the 2008 STIP.  Mr. Burritt’s individual STIP award amount is disclosed in the Summary Compensation Table on page 49 of this proxy statement, in the “Non-Equity Incentive Plan Compensation” column.

Level of Difficulty

The Compensation Committee sets the ESTIP and STIP threshold, target and maximum levels for all measures, including enterprise quality, so the relative difficulty of achieving the target level is consistent from year to year.  Target level performance goals are “stretch” goals that the Compensation Committee believes the NEOs will (on average over a long period) attain; however, as evidenced by the past three year payout levels, there is a substantial risk that target payout levels will not occur.  Even during the last three-year period of record sales and profits, our NEOs have not reached the maximum payout during any year.  Collectively, as illustrated in the table below, NEOs have averaged less than target over this same three-year period.

	2008 Short-term Payout Factor	2007 Short-term Payout Factor	2006 Short-term Payout Factor	Three-year Average
Chairman and CEO	88.57	95.13	67.11	83.60
Group President	88.57	95.13	67.11	83.60
Chief Financial Officer	95.98	116.10	107.11	106.40

Long-Term Incentive Plan

The Compensation Committee annually analyzes market data on portfolio approaches for long-term incentive plans.  Portfolio approaches, where two or more long-term incentive compensation awards are used in some combination, are common practice. For example, SARs reward share appreciation; time-vested restricted units strengthen and enhance retention; and cash performance awards reinforce a long-term pay-for-results culture.

Caterpillar uses all three awards in its executive compensation package.  Instead of awarding all long-term compensation in the form of equity, the Compensation Committee has decided to award a portion in cash.  The mix between cash and equity is based on the market comparison.  The cash award is tied to long-term stockholder performance due to the measures within the plan.  Providing a portion of long-term incentive in the form of cash also allows Caterpillar the ability to manage its share run rate, and preserve the available pool of shares authorized for issuance under its equity plan.  The 2008 LTIP award mix is in the following table.

Run rate measures the rate at which companies grant equity.  It is the number of shares granted under LTIP in any one year divided by the number of common shares outstanding.

An equity award is a stock award representing ownership in the company.  Equity for Caterpillar currently consists of stock-settled Stock Appreciation Rights, Restricted Stock Units and restricted stock.

Equity

Each year, the Compensation Committee benchmarks against the CCCG to determine a competitive equity award for each salary grade, including NEOs.  Our process benchmarks total equity value for all salary grades.  Consistent with the company’s compensation philosophy, individuals at higher levels receive a greater proportion of total pay in the form of equity.

In December 2007, the Compensation Committee approved the 2008 equity design, which consisted of a mix of SARs and RSUs.  This equity design supports our Pay for Performance and Pay at Risk philosophy.  RSUs represent actual shares of stock and therefore carry less risk than SARs.

The Compensation Committee has the discretion to make positive or negative adjustments to equity awards based on a subjective assessment of an individual’s performance, provided these adjustments do not increase the total number of awards issued to employees.

At the February 2008 Compensation Committee meeting, Mr. Owens discussed his recommendations with respect to standard equity award adjustments for all other NEOs.  Equity award adjustments were made and were based upon individual performance (discussed in “Other NEOs Compensation Decisions” section of this CD&A). At the February 2008 board meeting the Chairman of the Compensation Committee, Mr. Osborn, in consultation with the board and in accordance with the following “Annual Equity Grant Timing” section, established the equity award for Mr. Owens based on exceptional performance (discussed in “Compensation Decisions in 2008 and 2009” section of this CD&A).

The final 2008 SAR & RSU awards are disclosed in the Grants of Plan-Based Awards Table on page 51.

Annual Equity Grant Timing

The grant date for annual equity awards has historically been between mid-February to early March. The Compensation Committee has used this timing for annual equity awards because it was well after Caterpillar announced year-end financial results and allowed sufficient time for the company’s stock price to stabilize. For the 2008 equity grant, the Compensation Committee assigned March 3, 2008 as the grant date.  Caterpillar does not backdate, re-price or grant equity awards retroactively. The Compensation Committee approved the valuation of the 2008 equity awards at the February 12, 2008 meeting and delegated its authority to finalize the individual grants on the grant date to the Compensation Committee chair. The grant price ($73.20) was the closing price for Caterpillar stock as reported on the NYSE on March 3, 2008 (grant date).  All 2008 equity grants for the NEOs are disclosed in the Grants of Plan-Based Awards Table on page 51 of this proxy statement.

At the October 2008 meeting, the Compensation Committee approved a formal policy for the timing of the annual equity date.  As a result, beginning in 2009, the grant date for the annual equity grant will be the first Monday in March.

The standard equity award is the equity value determined each year by the Compensation Committee.  Each year, we benchmark against our comparator group to determine our standard award level, which is set at the median level of the comparator group.

A Stock Appreciation Rights (SAR) is a right to receive Caterpillar common shares based on the appreciation in value of a set number of shares of company stock between the grant date and the exercise date.  SARs were introduced in 2006 because they extend the life of the Caterpillar stock option pool and minimize stockholder dilution.

A Restricted Stock Unit (RSU) is a grant valued in terms of company stock. At the time of the grant, no company stock is issued. The grant entitles the recipient to receive Caterpillar common shares at the time of vesting.  RSUs were introduced in 2007 because they reduce the share run rate and may be more tax efficient for equity-eligible employees outside the United States.

Chairman’s Restricted Stock Award Program

The CEO submits restricted stock grant recommendations to the Compensation Committee at each Compensation Committee meeting.  The Compensation Committee reviews the amount of the proposed grants as well as the CEO’s reasoning and approves or rejects the requested restricted stock grants.

At the February 2008 meeting, the board awarded Mr. Lavin 1,000 shares and Mr. Rapp 500 shares of restricted stock.  These awards were granted due to Mr. Lavin’s and Mr. Rapp’s exceptional performance, which is described in the “Other NEOs Compensation Decisions” section of this CD&A.

Stock Ownership Requirements

Equity compensation encourages our executives to have an owner’s perspective in managing the company.  Accordingly, the Compensation Committee approved stock ownership guidelines for all participants receiving equity compensation.

Specifically, NEOs are required to own shares equal to a minimum of 50 percent of the average (based on number of shares) of the last five grants received.  Failure to meet these guidelines results in automatic grant reductions, unless compelling personal circumstances prevent an employee from meeting his or her targeted ownership requirement.

Even though Caterpillar targets all officers’ total compensation at the median level of the CCCG, its stock ownership guidelines are much higher than the median level, reaching well into the upper quartile of practices of the companies examined.  At present, all NEOs exceed stock ownership guidelines.

Long-Term Cash Performance Plan

The LTCPP is a Pay at Risk plan that delivers a targeted percentage of base salary to each participant based on performance against the goals of the entire company.  The LTCPP is offered to NEOs and other key employees.  A three-year performance cycle is established each year for determining compensation under the LTCPP.  The Compensation Committee generally sets threshold, target and maximum levels that make the relative difficulty of achieving the target level consistent from year to year.  The payout amount can vary greatly from one year to the next.  The objective is to have payouts under the LTCPP be at target, on average, over a period of years.

Each year the Compensation Committee specifies two measures, such as relative PPS growth and ROE, each weighted 50 percent for the LTCPP.  The threshold performance levels must be met under each measure before a payout is made under that particular measure; however, there is no overall trigger as there is under ESTIP and STIP.  In other words, each measure triggers independently of the other.  Increasingly larger payments are awarded when the target and maximum performance levels are achieved.  The following table outlines the payout factor range that applies to each performance level.

The Chairman’s restricted stock award program is a tool that makes equity a part of the compensation program to help attract and retain outstanding performers.  Key elements of the program are 1) selected performance and retention-based grants can be made to officers and other key employees, as well as prospective employees; 2) restricted shares have three to five year vesting schedules; and 3) restricted shares are forfeited if the grantee leaves Caterpillar prior to vesting.

Relative PPS growth is one of two measures in the LTCPP.  It measures Caterpillar’s PPS growth against those companies in the Standard & Poor’s peer group.

Return On Equity (ROE)
is a profitability measure that reveals how much profit a company generates with the money stockholders have invested.  This is one of two measures in the 2006-2008 LTCPP.

The Compensation Committee selected the following Standard & Poor’s 500 companies (S&P group) to compare Caterpillar’s performance against the performance of our specific industry.  This S&P group is used because market cycle fluctuations are minimized when compared to similar companies.  The S&P group is used only for the relative PPS growth measure, not for setting levels of compensation under the LTCPP.

The companies in this S&P group are:

Standard & Poor’s Group
▪3M Company	▪General Electric Company	▪Navistar International Corporation
▪Cummins Inc.	▪Honeywell International Inc.	▪PACCAR Inc
▪Danaher Corporation	▪Illinois Tool Works Inc.	▪Pall Corporation
▪Deere & Company	▪Ingersoll-Rand Company Limited	▪Parker-Hannifin Corporation
▪Dover Corporation	▪ITT Industries, Inc.	▪Textron Inc.
▪Eaton Corporation	▪Johnson Controls, Inc.	▪United Technologies Corporation

The 2008 LTCPP payout was based on a three-year cycle, which began in 2006 and ended in 2008.  The 2006-2008 cycle evaluated two components:  relative PPS growth, measured against the S&P Peer Group, and ROE, again each weighted 50 percent.  At the February 2006 meeting, the Compensation Committee determined that the targets (shown in the following table) were very challenging and that achieving the targets during this cycle would put the company far ahead of historical benchmark levels at other companies, including the CCCG, the S&P Peer Group and the S&P 500 overall.

2006-2008 LTCPP Measures
	Relative PPS Growth	ROE
Threshold	25th percentile	20%
Target	50th percentile	30%
Maximum	75th percentile	40%

The final 2008 LTCPP ROE was 35.48 percent, resulting in a payout factor of 127.41 percent.  The relative PPS growth percentile rank was 42, resulting in a payout factor of 84.80 percent.  The resulting weighted payout factors were added together to calculate the total cash payout factor of 106.11 percent, which resulted in a payout of $7.5 million for all of the NEOs.

2006-2008 LTCPP	Payout Factor	Measurement
Return on Equity	127.41	Enterprise Return on Equity
Relative PPS Growth	84.80	Relative PPS Growth measured against S&P Peer Group

The Compensation Committee has the discretion to reduce individual LTCPP awards based on performance, but individual increases are not permitted.  No adjustments were made to the 2008 LTCPP payouts to the NEOs.  Individual payouts were capped at $2.5 million and are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Risk

The Compensation Committee has reviewed the aforementioned incentive plans and does not believe the goals, or the underlying philosophy, encourage NEOs to take excessive risk.  By utilizing long-term cash and equity as the bulk of NEO total compensation, as well as our aggressive stock ownership requirements, we align NEO objectives with that of the long-term stockholder.

Compensation Decisions

The Executive Office (CEO and six group presidents) works as a team to drive our corporate strategy and deliver the annual business plan.  Our ESTIP is based on corporate ROA and enterprise quality metrics and is the same for each executive officer.  Our LTIP is the same for each executive officer and is based on corporate PPS growth relative to our peer group and ROE.  Annual merit pay adjustment and equity grants are based on the NEOs achievement of their goals set at the beginning of the year.  Both elements of compensation are benchmarked with peer companies and therefore keep the total compensation package competitive.

Chairman and CEO Compensation Decisions

The CEO is evaluated by the board on company and individual performance metrics.  In February of 2009, the board reviewed the Compensation Committee’s assessment of Mr. Owens’ individual goals (which were created at the beginning of 2008) and his performance against those goals.  The most critical results for Mr. Owens for 2008 were as follows:

Integrated service businesses are service businesses containing an important service component.  These businesses include, but are not limited to, aftermarket parts, Cat Financial, Cat Insurance, Cat Logistics, Cat Reman, Progress Rail, OEM Solutions and Solar Turbine Customer Services.

6 Sigma is a term used to describe Process Improvement methodology using data driven process measures to strive for 6 sigma level performance (3.4 defects for every one million opportunities or operations).

▪

Sales and revenues exceeded the 2008 goal ($48.6 billion) by 5.6 percent.  PPS was higher than 2007, but below the 2008 goal ($6.00).  Strong sales and revenues growth and improved price realization were offset by higher than planned costs, such as material and freight.

▪	Integrated service related sales and revenue exceeded the 2008 goal by more than $600 million. Growth in service businesses continued to stabilize earnings in peaks and troughs.
▪	Overall employee engagement score was a record 81 percent favorable. Achieved a world-class participation rate of 92 percent (over 103,000 participants).
▪	Overall safety improved by nearly 25 percent over 2007
▪	As-delivered quality on machines, measured by our Very Early Hour Reliability metric, improved 8 percent over 2007

Other NEOs Compensation Decisions

The CEO presents each NEO’s performance evaluation to the Compensation Committee.  The focus of the evaluation for other NEOs is based upon product and business unit metrics in their respective areas of responsibility.  The CEO presented the Compensation Committee the following key points for each named executive officer in making compensation decisions in 2008 and 2009:

Richard P. Lavin, Group President

▪	Aggressively implemented the Cat Production System across the Asia Pacific region
▪	Made significant progress toward profitable growth targets in emerging markets
▪	Successfully executed capacity expansion goals throughout the Asia Pacific region
▪	Exceeded 2008 employee engagement goals in the Asia Pacific Marketing Division as well as overall safety for his business units

Stuart L. Levenick, Group President

▪	Provided leadership for the re-structuring of Caterpillar’s earthmoving machine business into five end-to-end machinery business divisions
▪	Aggressively deployed CPS across divisions, creating operational improvements in variable labor efficiency and inventory turns
▪	Substantial improvement in engagement and safety among U.S. production employees
▪	Significant focus on strategic acquisitions to position the company for future growth opportunities

Douglas R. Oberhelman, Group President

▪	Effectively managed period costs as a percent of sales and increased accountable profit for his business units
▪	Significantly improved employee engagement and safety for his business units
▪	Improved reciprocating engine inventory turnover in 2008 for his business units
▪	Successfully expanded engine capacity in Asia

Edward J. Rapp, Group President

▪	Significantly improved Building Construction Products’ overall quality metrics
▪	Deployed a structured approach to manage the company’s liquidity as financial markets were severely disrupted
▪	Provided leadership for long-term capacity planning initiatives
▪	Effectively lowered inventory in the Building Construction Products Division through the deployment of CPS

Gerard R. Vittecoq, Group President

▪	Instrumental in providing leadership for CPS initiatives, which resulted in improved safety, employee engagement and quality for 2008
▪	Increased focus on inventory turns and provided leadership to the Corporate Supply Chain Director
▪	Markedly increased accountable profit from 2007 to 2008 for his business units
▪	Strongly supported Caterpillar’s Emerging Market strategy with an emphasis on Russia

Steven H. Wunning, Group President

▪	Championed the company’s long-term product technology strategy, including a more effective R&D prioritization process, and led the development plan for the Tier 4 emissions product programs
▪	Provided leadership to the enterprise simplification initiative, significantly reducing the number of suppliers and part numbers
▪	Increased accountable profit through focus on 6 Sigma, and continued to deliver exceptional performance from the Progress Rail Division
▪	Supported the deployment of CPS across reporting manufacturing operations, which resulted in higher delivery performance and improved safety and quality levels

David B. Burritt, Vice President and Chief Financial Officer

▪	Exceeded challenging cost containment goals in 2008
▪	Demonstrated leadership excellence while reorganizing business units
▪	Delivered excellent cash flow benefits to the corporation and strengthened internal controls through continued focus on 6 Sigma
▪	Maintained strong working rapport with the Executive Office and the external financial community

In February 2009, the Compensation Committee approved lump sum discretionary bonuses for Mr. Lavin, Mr. Levenick, Mr. Oberhelman, Mr. Rapp, Mr. Vittecoq and Mr. Wunning based on exceptional 2008 performance (see discussion above, “Other NEOs Compensation Decisions”).  In addition, to recognize his exceptional performance, Mr. Burritt received a lump sum discretionary award through STIP.  All compensation paid to or earned by NEOs in 2008 is disclosed in the Summary Compensation Table on page 49 of this proxy statement.

Retirement and Other Benefits

The defined contribution and defined benefit plans available to the NEOs (excluding Mr. Vittecoq for the reasons described below) are also available to most U.S. Caterpillar salaried and management employees.  All of the NEOs (excluding Mr. Vittecoq) participate in all of the following U.S. retirement plans.

Mr. Vittecoq is not eligible for the U.S. benefit plans because he is on the Swiss payroll and eligible for the Swiss benefit programs.  He participates in Caprevi, Prevoyance Caterpillar and the Swiss Employees’ Investment Plan.  Both are Swiss retirement plans that are available to all other Swiss management employees.  Mr. Vittecoq is eligible under Caprevi, Prevoyance Caterpillar for an early retirement benefit with no reduction.

A defined contribution savings plan is a retirement plan that provides for an individual account for each participant and for benefits based solely upon the amount contributed to the participant’s account, and any income, expenses, gains and losses.

A defined benefit pension plan is a retirement plan in which benefits must be definitely determinable.  Plan formulas are geared to retirement benefits, not contributions.  The plan is funded by contributions to a trust account that are separate from the general assets of the company.  The Pension Benefit Guarantee Corporation insures certain benefits.

A qualified retirement plan is afforded special tax treatment for meeting a host of requirements of the Internal Revenue Code.

A nonqualified plan is designed primarily to provide retirement income for essential employees.  There are no limits on benefits or contributions, and there are no reporting requirements so long as it is not funded.

Pension Plans

Caterpillar Inc. Retirement Income Plan (RIP)

Most U.S. salaried and management employees are eligible to participate in RIP.  Benefit amounts are not offset for any Social Security benefits.  Plan participants may choose among several payment options, such as a single life annuity, term-certain or various joint and survivor annuity benefits.  Of the NEOs, Mr. Lavin, Mr. Levenick, Mr. Oberhelman, Mr. Wunning and Mr. Burritt are currently eligible for early retirement, with a four percent benefit reduction, per year, from age 62.  Mr. Owens is currently eligible to retire with no reduction in benefits.

Supplemental Retirement Plan (SERP)

If an employee’s annual compensation or retirement income benefit under RIP exceeds the Internal Revenue Service tax code limitations, the excess benefits are paid from the SERP.  The formula used to calculate the benefit payable in SERP is the same as that used under RIP.

Savings Plans

Caterpillar 401(k) Plan

Most U.S. salaried and management employees, including the NEOs, are eligible to participate in the 401(k) plan.

▪	Contributions are made on a pre-tax basis

▪	Participants can contribute up to 70 percent of their base salary and STIP awards

▪	Contributions are limited by the tax code

▪	Company matches 100 percent of the first six percent of pay contributed to the savings plan

▪	All contributions vest immediately

Supplemental Deferred Compensation Plan (SDCP)

In addition to the 401(k) plan, all NEOs are allowed to participate in SDCP, which provides the opportunity to increase deferrals of base salary and to elect deferrals of STIP and LTCPP awards.

▪
The plan was created in March 2007 with a retroactive effective date of January 1, 2005.  It effectively replaces SEIP and DEIP (both defined below).  The change allows the company to comply with the American Jobs Creation Act of 2004, which added Internal Revenue Code Section 409A.

▪	Contributions are made on a pre-tax basis and are comprised of four possible contribution types:
•	Supplemental Base Pay Deferrals (maximum 70 percent deferral election)
•	Supplemental STIP Deferrals (maximum 70 percent deferral election)
•	Supplemental LTCPP Deferrals (maximum 70 percent deferral election)
•	Excess Base Pay Deferrals (flat six percent deferral election)

▪	Supplemental Base Pay Deferrals earn matching contributions at a rate of six percent of the deferred amount

▪	Supplemental STIP Deferrals up to six percent are matched dollar-for-dollar

▪	Supplemental LTCPP Deferrals are not eligible for an employer matching contribution

▪	Excess Base Pay Deferrals are matched 100 percent by the company. This is provided to restore the matching opportunity that is not available under the qualified plan due to IRS limits.

▪	All contributions vest immediately

Supplemental Employees’ Investment Plan (SEIP) and Deferred Employees’ Investment Plan (DEIP)

In addition to the 401(k) plan, all NEOs were previously allowed to participate in SEIP and DEIP.  These plans were frozen to new participants and new salary deferrals in March of 2007.  Pay deferred into SEIP and DEIP prior to January 1, 2005 remains in SEIP and DEIP.  Pay deferred on and after January 1, 2005 was transferred to SDCP.

Perquisites

The company provides NEOs a very limited number of perquisites that it and the Compensation Committee believe are reasonable and consistent with its overall compensation program, and necessary to remain competitive.  The Compensation Committee annually reviews the levels of perquisites provided to the NEOs.  Costs associated with perquisites provided by the company are included in the All Other Compensation Table appearing on page 50 of this proxy statement.  Descriptions of these perquisites are provided below:

▪
Limited personal use of company aircraft is provided for security purposes and to enable the NEOs to devote additional time to Caterpillar business.  A spouse may accompany a NEO on the company aircraft while he or she is traveling for company business.  Effective January 1, 2009, the tax gross-up on the spousal accompany travel perquisite was eliminated.

▪	Home security systems are provided to ensure the safety of our NEOs

▪	During 2008, the NEOs were provided an annual financial counseling allowance. This perquisite has been discontinued effective January 1, 2009.

▪
Mr. Owens participates in the Director’s Charitable Award program, which is provided to all directors of the company, and is funded by life insurance arrangements for which the company pays the premiums.  Mr. Owens derives no direct financial benefit from the program.

▪	The Director’s Charitable Award program was discontinued for new directors after April 1, 2008. Directors as of that date were grandfathered under the program.

Change in Control

Except as required by applicable law, Caterpillar has no special executive severance packages or contracts.  Mr. Vittecoq has an employment contract, which is required under Swiss law.  The change in control provisions are provided under our long-term and short-term plans and are standard provisions for these types of plans, which apply to all participants in those plans.  Our change in control provisions have no direct correlation with other compensation decisions.

The change in control provisions generally provide accelerated vesting and maximum payout under the incentive plans.  The change in control provisions impose a “double-trigger,” whereby a change in control and termination of employment without cause within 12 months of the change in control are needed to trigger the change in control provisions.  These provisions are intended to allow executives to evaluate business opportunities with the best interests of stockholders in mind, as opposed to maximizing their own personal interests.  The terms of the change in control provisions are applicable to all employees covered by these plans and are not specific to the NEOs.  Additionally, no payments are made for voluntary separation, resignation and termination for cause.

In the event of a change in control, maximum payout factors are assumed for amounts payable under the 1996 and 2006 Stock Option and LTIP.

▪
LTIP allows for the maximum performance level, 150 percent payout factor, to be paid under each open plan cycle of the LTCPP.  This is prorated based on the time of active employment during the performance cycle.

▪	All unvested stock options, SARs, restricted stock and restricted stock units vest immediately

▪	Stock options and SARs remain exercisable over the normal life of the grant

▪	The ESTIP is assumed to achieve the maximum payout factor, 200 percent, under a change in control

Change in control information is disclosed in the “Potential Payments Upon Termination or Change in Control” section on page 56 of this proxy statement.

Tax and Accounting Implications

Deductibility of Compensation

The goal of the Compensation Committee is to comply with the requirements of Internal Revenue Code Section 162(m), to the extent possible, with respect to long-term and short-term incentive programs to avoid losing the deduction for compensation in excess of $1 million paid to our NEOs.  Caterpillar has generally structured performance-based compensation plans with the objective that amounts paid under those plans are tax deductible and the plans must be approved by the company’s stockholders.  However, the Compensation Committee may elect to provide compensation outside those requirements when necessary to achieve its compensation objectives.

Compensation Recoupment Policy

If the board learns of any misconduct by an officer who contributed to the company restating all or a portion of its financial statements, it will do what is required to correct the misconduct and prevent it from occurring again and, if appropriate, take necessary remedial action.

To determine the corrective action, the board will review the situation to identify whether the restatement was the result of negligence, or intentional misconduct.  The board will require reimbursement of any bonus or incentive compensation awarded to an officer or cancel unvested restricted or deferred stock awards previously granted to the executive officer if all of the following apply:

▪	The amount of the bonus or incentive compensation was calculated based on the achievement of certain financial results that were subsequently the subject of a restatement

▪	The officer engaged in intentional misconduct that caused or partially caused the need for the restatement

▪	The amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded

Additionally, at the board’s discretion, it may dismiss the officer, authorize legal action for breach of fiduciary duty or take other action to enforce the officer’s obligations to the company.  In determining appropriate remedial action, the board may take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities.  The board’s power to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, third party actions.

Executive Compensation Tables

2008 Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus[2]	Stock Awards[3]	Option Awards[4]	Non-Equity Incentive Plan Compensation[5]	Change in Pension Value and Nonqualified Deferred Compensation Earnings[6]	All Other Compensation[7]	Total
J.W. Owens	2008	$1,550,004	$—	$1,068,724	$7,461,609	$4,353,227	$2,932,489	$288,369	$17,654,422
Chairman & CEO	2007	$1,512,504	$300,000	$918,626	$7,136,911	$4,442,998	$2,575,395	$221,307	$17,107,741
	2006	$1,350,003	$300,000	$—	$7,029,846	$3,723,703	$2,171,992	$243,077	$14,818,621
R.P. Lavin [1]	2008	$584,004	$10,000	$317,172	$2,484,182	$1,071,222	$381,424	$619,217	$5,467,221
Group President
S.L. Levenick	2008	$729,996	$10,000	$351,818	$3,161,374	$1,457,336	$699,119	$161,532	$6,571,175
Group President	2007	$712,248	$110,000	$260,667	$3,379,672	$1,560,817	$531,446	$85,148	$6,639,998
	2006	$641,253	$120,000	$16,090	$1,076,445	$1,441,021	$487,228	$83,084	$3,865,121
D.R. Oberhelman	2008	$729,996	$60,000	$351,818	$3,270,500	$1,495,186	$619,845	$111,227	$6,638,572
Group President	2007	$729,996	$198,000	$260,667	$3,412,413	$1,666,505	$568,400	$100,431	$6,936,412
	2006	$721,248	$183,000	$16,090	$1,082,596	$1,633,854	$575,150	$122,180	$4,334,118
E.J. Rapp [1]	2008	$584,004	$10,000	$155,032	$1,365,517	$1,071,010	$312,921	$45,890	$3,544,374
Group President
G.R. Vittecoq [5]	2008	$880,993	$20,000	$319,010	$2,484,182	$1,735,385	$843,600	$45,240	$6,328,410
Group President	2007	$826,177	$82,618	$315,710	$2,270,803	$1,896,463	$1,228,584	$43,047	$6,663,402
	2006	$753,981	$114,870	$—	$2,226,118	$1,707,398	$1,532,982	$40,159	$6,375,508
S.H. Wunning	2008	$729,996	$10,000	$284,238	$2,484,182	$1,465,075	$777,695	$109,237	$5,860,423
Group President	2007	$715,746	$24,000	$289,631	$2,585,518	$1,581,445	$708,727	$86,678	$5,991,745
	2006	$657,747	$130,000	$—	$2,226,118	$1,501,523	$621,107	$78,674	$5,215,169
D.B. Burritt	2008	$494,751	$25,000	$112,443	$1,068,634	$858,879	$436,890	$68,015	$3,064,612
Vice President & CFO	2007	$454,503	$—	$43,190	$647,601	$930,660	$352,648	$63,152	$2,491,754
	2006	$405,750	$40,000	$—	$328,059	$861,783	$275,049	$56,047	$1,966,688
[1]		Mr. Lavin and Mr. Rapp were not NEOs in 2006 or 2007.
[2]
Amounts include lump sum discretionary bonus (LSDB) payments authorized by the Compensation Committee of the board and lump sum discretionary awards (LSDA) paid under STIP.  For 2008 performance, NEOs earned the following:  Mr. Lavin — $10,000/LSDB; Mr. Levenick — $10,000/LSDB; Mr. Oberhelman — $60,000/LSDB; Mr. Rapp — $10,000/LSDB; Mr. Vittecoq — $20,000/LSDB; Mr. Wunning — $10,000/LSDB; and Mr. Burritt — $25,000/LSDA.  All amounts reported for Mr. Vittecoq were paid in Swiss Franc and have been converted to U.S. dollars using the exchange rate in effect on December 31, 2008 (1 Swiss Franc = .94731 US Dollar).

[3]
The following RSUs were granted to NEOs on March 3, 2008:  Mr. Owens — 14,193; Mr. Lavin — 4,109; Mr. Levenick — 4,109; Mr. Oberhelman — 4,109; Mr. Rapp — 4,109; Mr. Vittecoq — 4,109; Mr. Wunning — 4,109; and Mr. Burritt — 2,450.  The amounts included in this column represent the amortized expense in accordance with FAS123R and not the compensation realized by the NEO.  Assumptions made in the calculation of these amounts are included in Note 2 to the company’s financial statements for the fiscal year ended December 31, 2008 included in Form 10-K filed with the SEC on February 20, 2009.  In addition to the $981,794 of RSUs granted to Mr. Owens, the amount reported also includes $86,930 for the 2008 amortized expense for restricted shares granted in 2007.  In addition to the $284,238 of RSUs granted to Mr. Lavin, he was also awarded 1,000 shares of restricted stock on April 1, 2008.  The fair market value (average of high and low trading price) of Caterpillar stock on the award date was $79.395 per share.  The restricted stock amount of $32,934 is also included in this column and represents the 2008 amortized expense for Mr. Lavin’s 2008 and 2007 restricted stock awards as recognized for financial reporting purposes.  In addition to the $284,238 of RSUs granted to Mr. Levenick, the amount reported also includes $48,272 for the 2008 expense for RSUs granted in 2007 and $19,308 for the 2008 expense for restricted shares granted in 2006.  In addition to the $284,238 of RSUs granted to Mr. Oberhelman, the amount reported also includes $48,272 for the 2008 expense for RSUs granted in 2007 and $19,308 for the 2008 expense for restricted shares granted in 2006.  In addition to the $78,955 of RSUs granted to Mr. Rapp, he was also awarded 500 restricted shares on April 1, 2008. The fair market value (average of high and low trading price) of Caterpillar stock on the award date was $79.395 per share.  The $155,032 reported includes $50,917 for the 2008 expense for RSUs granted in 2007 and $25,160 for the 2008 expense for restricted shares granted in 2008 and 2007.  In addition to the $284,238 of RSUs granted to Mr. Vittecoq, the amount reported also includes $34,772 for the 2008 amortized expense for restricted shares (in phantom form) granted in 2007.  In addition to the $60,615 of RSUs granted to Mr. Burritt, the amount reported also includes $51,828 for the 2008 expense for RSUs granted in 2007.

[4]
The following SARs were granted to NEOs on March 3, 2008:  Mr. Owens — 334,288; Mr. Lavin — 111,294; Mr. Levenick — 115,484; Mr. Oberhelman — 115,484; Mr. Rapp — 109,898; Mr. Vittecoq — 111,294; Mr. Wunning — 111,294; and Mr. Burritt — 45,909.  The amounts shown reflect the expense recognized for financial reporting purposes in accordance with FAS123R and not the compensation realized by the NEO.  Assumptions made in the calculation of these amounts are included in Note 2 to the company’s financial statements for the fiscal year ended December 31, 2008, included in Form 10-K filed with the SEC on February 20, 2009.

[5]
The amounts in this column reflect cash payments made to NEOs under ESTIP or STIP in 2009 with respect to 2008 performance and under the LTCPP with respect to performance over a three year plan cycle from 2006 through 2008 as follows:  Mr. Owens — $1,853,227/ESTIP and $2,500,000/LTCPP; Mr. Lavin — $517,223/ESTIP and $553,999/LTCPP; Mr. Levenick — $646,521/ESTIP and $810,815/LTCPP; Mr. Oberhelman — $646,521/ESTIP and $848,665/LTCPP; Mr. Rapp — $517,223/ESTIP and $553,787/LTCPP; Mr. Vittecoq — $780,252/ESTIP and $955,133/LTCPP; Mr. Wunning — $646,521/ESTIP and $818,554/LTCPP; and Mr. Burritt — $427,404/STIP and $431,475/LTCPP.  All amounts reported for Mr. Vittecoq were paid in Swiss Franc and have been converted to U.S. dollars using the exchange rate in effect on December 31, 2008 (1 Swiss Franc = .94731 US Dollar).  Mr. Vittecoq's 2008 Swiss Franc base salary has remained constant from 2007's level at CHF 929,994.  The conversion of Swiss Franc to the U.S. dollar amount inflates Mr. Vittecoq's reported base salary, as the U.S. dollar has depreciated against the Swiss Franc.

[6]
Because NEOs do not receive “preferred or above market” earning on compensation deferred into SDCP, SEIP and/or DEIP, the amount shown represents only the change between the actuarial present value of each officer’s total accumulated pension benefit between December 31, 2007 and December 31, 2008.  For Mr. Vittecoq, who is covered under a Swiss pension plan, the actuarial present value of his pension benefit change was calculated between September 30, 2007 and September 30, 2008.  The amount assumes the pension benefit is payable at each NEO’s earliest unreduced retirement age based upon the officer’s current compensation.

[7]
All Other Compensation consists of the following items detailed in a separate table appearing on page 50:  Matching contributions to the company’s 401(k) plan, matching contributions to SDCP, financial counseling, tax gross-up, home security, life insurance premiums for the NEOs, life insurance premiums for the Directors’ Charitable Award Program and ISE allowances.

2008 All Other Compensation Table
Name	Year	Matching Contributions 401(k)			Matching Contributions SDCP	Financial Counseling[2]	Corporate Aircraft[3]	Tax Gross-Up on Corporate Aircraft[3]	Home Security[4]	Director’s Charitable Award Insurance Premiums[5]	Other[6]	Total All Other Compensation
J. W. Owens	2008		$13,800		$213,780	$13,530	$—	$9,936	$1,952	$32,851	$2,520	$288,369
	2007		$13,500		$168,672	$4,545	$—	$3,660	$919	$30,011	$—	$221,307
	2006		$13,200		$150,876	$14,000	$5,805	$3,694	$25,491	$30,011	$—	$243,077
R. P. Lavin	2008		$13,800		$50,972	$8,000	$—	$98	$1,520	$—	$544,827	$619,217

S. L. Levenick	2008		$13,800		$35,280	$8,000	$—	$2,572	$1,094	$—	$100,786	$161,532
	2007		$13,500		$62,265	$8,000	$—	$464	$919	$—	$—	$85,148
	2006		$13,200		$55,541	$8,000	$1,376	$603	$2,150	$—	$2,214	$83,084
D. R. Oberhelman	2008		$13,800		$83,544	$5,325	$—	$3,273	$4,385	$—	$900	$111,227
	2007		$13,500		$72,726	$4,975	$—	$4,795	$4,435	$—	$—	$100,431
	2006		$13,200		$68,314	$6,925	$4,610	$3,004	$26,127	$—	$—	$122,180
E. J. Rapp	2008		$13,800		$21,240	$8,000	$—	$1,047	$903	$—	$900	$45,890

G. R. Vittecoq	2008	$	N/A	1	$35,240	$10,000	$—	$—	$—	$—	$—	$45,240
	2007	$	N/A	1	$33,047	$10,000	$—	$—	$—	$—	$—	$43,047
	2006	$	N/A	1	$30,159	$10,000	$—	$—	$—	$—	$—	$40,159
S. H. Wunning	2008		$13,800		$75,242	$18,575	$—	$—	$—	$—	$1,620	$109,237
	2007		$13,500		$65,178	$8,000	$—	$—	$—	$—	$—	$86,678
	2006		$13,200		$57,474	$8,000	$—	$—	$—	$—	$—	$78,674
D. B. Burritt	2008		$13,800		$44,390	$6,600	$—	$1,423	$902	$—	$900	$68,015
	2007		$13,500		$39,647	$7,500	$—	$1,586	$919	$—	$—	$63,152
	2006		$13,200		$29,127	$11,000	$—	$—	$2,720	$—	$—	$56,047
1					Mr. Vittecoq participates in a non-U.S. Employee Investment Plan.
[2]					The Officers Financial Counseling Program was eliminated effective January 1, 2009.
3
There was no personal use of corporate aircraft by NEOs in 2008.  In some cases, space permitting, a spouse accompanied an NEO on a business trip in 2008.  There was no “incremental cost” to the company associated with the spousal accompany travel on corporate aircraft, except for the tax gross-up associated with the spousal travel.  Effective January 1, 2009, the tax gross-up on spousal accompany travel perquisite has been eliminated.  Company aircraft is provided for security purposes and allows the NEOs to devote additional time to Caterpillar business.  CEO approval is required for personal use of corporate aircraft.  The amounts shown for the year 2006 were based upon the Standard Industry Fare Level (SIFL) formula.

4					Amounts reported for Home Security represent the cost provided by an outside security provider for hardware and monitoring service.
5
Mr. Owens received no direct compensation for serving on the board, but is entitled to participate in the Directors’ Charitable Award Program.  The amount reported includes company paid life insurance premium and administrative fees for Mr. Owens.

6
Mr. Lavin was an International Service Employee (ISE) based in China until his return to the U.S. in December of 2007.  The amount shown includes numerous foreign service allowances typically paid by the company on behalf of ISEs, including allowances paid to Mr. Lavin by the company for mobility premiums, housing, moving expenses and for that portion of his foreign and U.S. taxes attributable to his employment as an ISE for the company.  These allowances are intended to ensure that our ISEs are in the same approximate financial position as they would have been if they lived in the U.S. during the time of their service as ISEs.  Mr. Levenick was an ISE based in Japan until his return to the U.S. in July of 2004.  Amounts shown include the net additional foreign taxes paid by the company that were attributable to the period of time served as an ISE.

The amount shown also includes the premium cost of company provided basic life insurance under a Group Variable Universal Life policy.  The coverage amount is two times base salary, capped at $500,000.  The premium cost is as follows: Mr. Owens — $2,520; Mr. Lavin — $1,620; Mr. Levenick — $900; Mr. Oberhelman — $900; Mr. Rapp — $900; Mr. Wunning — $1,620; and Mr. Burritt — $900.  Mr. Vittecoq is not covered under a company sponsored life insurance product.

Grants of Plan-Based Awards in 2008
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			All Other Stock Awards: Number of Shares of Stock or Units [2]	All Other Option Awards: Number of Securities Underlying Options [3]	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($) [4]
		Threshold	Target	Maximum
J.W. Owens	—	$1,317,503	$2,635,007	$3,952,510	—	—	$—	$—
	03/03/2008	$—	$—	$—	14,193	—	$—	$981,794
	03/03/2008	$—	$—	$—	—	334,288	$73.20	$7,461,609
R. P. Lavin	—	$321,202	$642,404	$963,607	—	—	$—	$—
	03/03/2008	$—	$—	$—	4,109	—	$—	$284,238
	03/03/2008	$—	$—	$—	—	111,294	$73.20	$2,484,182
	04/01/2008	$—	$—	$—	1,000	—	$—	$79,395
S.L. Levenick	—	$401,498	$802,996	$1,204,493	—	—	$—	$—
	03/03/2008	$—	$—	$—	4,109	—	$—	$284,238
	03/03/2008	$—	$—	$—	—	115,484	$73.20	$2,577,707
D.R. Oberhelman	—	$401,498	$802,996	$1,204,493	—	—	$—	$—
	03/03/2008	$—	$—	$—	4,109	—	$—	$284,238
	03/03/2008	$—	$—	$—	—	115,484	$73.20	$2,577,707
E.J. Rapp	—	$321,202	$642,404	$963,607	—	—	$—	$—
	03/03/2008	$—	$—	$—	4,109	—	$—	$284,238
	03/03/2008	$—	$—	$—	—	109,898	$73.20	$2,453,022
	04/01/2008	$—	$—	$—	500	—	$—	$39,698
G.R. Vittecoq	—	$484,546	$969,092	$1,453,638	—	—	$—	$—
	03/03/2008	$—	$—	$—	4,109	—	$—	$284,238
	03/03/2008	$—	$—	$—	—	111,294	$73.20	$2,484,182
S.H. Wunning	—	$401,498	$802,996	$1,204,493	—	—	$—	$—
	03/03/2008	$—	$—	$—	4,109	—	$—	$284,238
	03/03/2008	$—	$—	$—	—	111,294	$73.20	$2,484,182
D.B. Burritt	—	$225,413	$450,825	$676,238	—	—	$—	$—
	03/03/2008	$—	$—	$—	2,450	—	$—	$169,478
	03/03/2008	$—	$—	$—	—	45,909	$73.20	$1,024,730
[1]
The amounts reported in this column are awards under the LTCPP based upon an executive’s base salary throughout the three-year cycle, a predetermined percentage of that salary and Caterpillar’s achievement of specified performance levels (relative PPS growth and return on assets) over the three-year period.  The threshold amount will be earned if 50 percent of the targeted performance level is achieved.  The target amount will be earned if 100 percent of the targeted performance level is achieved.  The maximum award amount will be earned at 150 percent of targeted performance level. Base salary levels for 2008 were used to calculate the estimated dollar value of future payments for the 2008 to 2010 performance cycle.  The CD&A discusses in greater detail the performance metrics used in the LTCPP cycle.  The actual ESTIP and STIP cash payouts for the 2008 plan year are reported in the column "Non-Equity Incentive Plan Compensation" of the Summary Compensation Table.

[2]
All RSUs granted to the NEOs will vest three years from the grant date.  Plan provisions exist for accelerated vesting in the event of termination due to long-service separation (age 55 with 10 or more years of company service), death, total disability or change in control.  The actual realizable value of the RSU will depend on the fair market value of Caterpillar stock at the time of vesting.  In addition to the 4,109 RSUs granted to Mr. Lavin, he was awarded 1,000 shares of restricted stock on April 1, 2008.  The restricted stock vests over a five-year period, with one third vesting after three years from the grant date, one third vesting on the fourth year from the grant date, and the final third vesting on the fifth year from the grant date.   In addition to the 4,109 RSUs granted to Mr. Rapp, he was also awarded 500  shares of restricted stock on April 1, 2008.  The restricted stock vests over a five-year period, with one third vesting after three years from the grant date, one third vesting on the fourth year from the grant date and the final third vesting on the fifth year from the grant date.

[3]
Amounts reported represent SARs granted under the LTIP.  The exercise price for all SARs granted to the NEOs is the closing price of Caterpillar stock on the grant date.  The grant price was based upon the closing price ($73.20) for Caterpillar stock on the grant date of March 3, 2008.  All SARs granted to the NEOs will vest after three years from the grant date.  Plan provisions exist for accelerated vesting in the event of terminations due to long-service separation (age 55 with 10 or more years of company service), death, total disability or change in control.  The actual realizable value of the SAR will depend on the fair market value of Caterpillar stock at the time of exercise.

[4]
The amounts shown do not reflect realized compensation by the NEO.  The amounts shown represent the value of the SAR, RSU and restricted stock based upon the fair value on the granting date as determined in accordance with FAS123R.

Outstanding Equity Awards at 2008 Fiscal Year-End
Name	Grant Date	Vesting Date	Option Awards				Stock Awards
			Number of Securities Underlying Unexercised SARs/Options		SAR / Option Exercise Price	SAR / Option Expiration Date[1]	Number of Shares or Units of Stock That Have Not Vested[2]	Market Value of Shares or Units of Stock That Have Not Vested[3]
			Exercisable	Unexercisable
J.W. Owens	06/12/2000	06/12/2003	108,000	—	$19.2032	06/12/2010	—	$—
	06/12/2001	06/12/2004	108,000	—	$26.7650	06/12/2011	—	$—
	06/11/2002	06/11/2005	122,000	—	$25.3575	06/11/2012	—	$—
	06/10/2003	06/10/2006	140,000	—	$27.1425	06/10/2013	—	$—
	06/08/2004	12/31/2004	460,000	—	$38.6275	06/08/2014	—	$—
	02/18/2005	02/18/2005	460,000	—	$45.6425	02/18/2015	—	$—
	02/17/2006	02/17/2009	—	300,000	$72.0500	02/17/2016	—	$—
	03/02/2007	03/02/2010	—	344,198	$63.0400	03/02/2017	—	$—
	03/03/2008	03/03/2011	—	334,288	$73.2000	03/03/2018	—	$—
	—	—	—	—	$—	—	14,238	$636,011
	—	—	—	—	$—	—	14,193	$634,001
	—	—	—	—	$—	—	18,332	$818,890
R.P. Lavin	06/08/1999	06/08/2002	8,132	—	$31.1719	06/08/2009	—	$—
	06/10/2003	06/10/2006	54,000	—	$27.1425	06/10/2013	—	$—
	06/08/2004	12/31/2004	70,000	—	$38.6275	06/08/2014	—	$—
	02/18/2005	02/18/2005	70,000	—	$45.6425	02/18/2015	—	$—
	02/17/2006	02/17/2009	—	48,000	$72.0500	02/17/2016	—	$—
	03/02/2007	03/02/2010	—	47,580	$63.0400	03/02/2017	—	$—
	03/03/2008	03/03/2011	—	111,294	$73.2000	03/03/2018	—	$—
	—	—	—	—	$—	—	2,594	$115,874
	—	—	—	—	$—	—	4,109	$183,549
	—	—	—	—	$—	—	3,330	$148,751
S.L. Levenick	06/11/2002	06/11/2005	54,000	—	$25.3575	06/11/2012	—	$—
	06/10/2003	06/10/2006	54,000	—	$27.1425	06/10/2013	—	$—
	06/08/2004	12/31/2004	126,000	—	$38.6275	06/08/2014	—	$—
	02/18/2005	02/18/2005	130,000	—	$45.6425	02/18/2015	—	$—
	02/17/2006	02/17/2009	—	105,000	$72.0500	02/17/2016	—	$—
	03/02/2007	03/02/2010	—	124,396	$63.0400	03/02/2017	—	$—
	03/03/2008	03/03/2011	—	115,484	$73.2000	03/03/2018	—	$—
	—	—	—	—	$—	—	4,832	$215,845
	—	—	—	—	$—	—	4,109	$183,549
	—	—	—	—	$—	—	1,000	$44,670
D.R. Oberhelman	06/12/2000	06/12/2003	48,000	—	$19.2032	06/12/2010	—	$—
	06/12/2001	06/12/2004	48,000	—	$26.7650	06/12/2011	—	$—
	06/11/2002	06/11/2005	122,000	—	$25.3575	06/11/2012	—	$—
	06/10/2003	06/10/2006	140,000	—	$27.1425	06/10/2013	—	$—
	06/08/2004	12/31/2004	140,000	—	$38.6275	06/08/2014	—	$—
	02/18/2005	02/18/2005	140,000	—	$45.6425	02/18/2015	—	$—
	02/17/2006	02/17/2009	—	110,000	$72.0500	02/17/2016	—	$—
	03/02/2007	03/02/2010	—	125,894	$63.0400	03/02/2017	—	$—
	03/03/2008	03/03/2011	—	115,484	$73.2000	03/03/2018	—	$—
	—	—	—	—	$—	—	4,832	$215,845
	—	—	—	—	$—	—	4,109	$183,549
	—	—	—	—	$—	—	4,332	$193,510
E.J. Rapp	06/12/2000	06/12/2003	5,202	—	$19.2032	06/12/2010	—	$—
	06/12/2001	06/12/2004	48,000	—	$26.7650	06/12/2011	—	$—
	06/11/2002	06/11/2005	54,000	—	$25.3575	06/11/2012	—	$—
	06/10/2003	06/10/2006	54,000	—	$27.1425	06/10/2013	—	$—
	06/08/2004	12/31/2004	60,000	—	$38.6275	06/08/2014	—	$—
	02/18/2005	02/18/2005	60,000	—	$45.6425	02/18/2015	—	$—
	02/17/2006	02/17/2009	—	48,000	$72.0500	02/17/2016	—	$—
	03/02/2007	03/02/2010	—	47,044	$63.0400	03/02/2017	—	$—
	03/03/2008	03/03/2011	—	109,898	$73.2000	03/03/2018	—	$—
	—	—	—	—	$—	—	2,594	$115,874
	—	—	—	—	$—	—	4,109	$183,549
	—	—	—	—	$—	—	2,164	$96,666

(table continued on next page)

Outstanding Equity Awards at 2008 Fiscal Year-End (continued)
Name	Grant Date	Vesting Date	Option Awards				Stock Awards
			Number of Securities Underlying Unexercised SARs/Options		SAR / Option Exercise Price	SAR / Option Expiration Date[1]	Number of Shares or Units of Stock That Have Not Vested[2]	Market Value of Shares or Units of Stock That Have Not Vested[3]
			Exercisable	Unexercisable
G.R. Vittecoq	06/12/2000	06/12/2003	23,968	—	$19.2032	06/12/2010	—	$—
	06/12/2001	06/12/2004	48,000	—	$26.7650	06/12/2011	—	$—
	06/11/2002	06/11/2005	54,000	—	$25.3575	06/11/2012	—	$—
	06/10/2003	06/10/2006	54,000	—	$27.1425	06/10/2013	—	$—
	06/08/2004	12/31/2004	126,000	—	$38.6275	06/08/2014	—	$—
	02/18/2005	02/18/2005	130,000	—	$45.6425	02/18/2015	—	$—
	02/17/2006	02/17/2009	—	95,000	$72.0500	02/17/2016	—	$—
	03/02/2007	03/02/2010	—	109,516	$63.0400	03/02/2017	—	$—
	03/03/2008	03/03/2011	—	111,294	$73.2000	03/03/2018	—	$—
	—	—	—	—	$—	—	4,832	$215,845
	—	—	—	—	$—	—	4,109	$183,549
	—	—	—	—	$—	—	2,086	$93,182
S.H. Wunning	06/12/2001	06/12/2004	48,000	—	$26.7650	06/12/2011	—	$—
	06/11/2002	06/11/2005	60,000	—	$25.3575	06/11/2012	—	$—
	06/10/2003	06/10/2006	54,000	—	$27.1425	06/10/2013	—	$—
	06/08/2004	12/31/2004	126,000	—	$38.6275	06/08/2014	—	$—
	02/18/2005	02/18/2005	130,000	—	$45.6425	02/18/2015	—	$—
	02/17/2006	02/17/2009	—	95,000	$72.0500	02/17/2016	—	$—
	03/02/2007	03/02/2010	—	124,694	$63.0400	03/02/2017	—	$—
	03/03/2008	03/03/2011	—	111,294	$73.2000	03/03/2018	—	$—
	—	—	—	—	$—	—	4,832	$215,845
	—	—	—	—	$—	—	4,109	$183,549
D.B. Burritt	06/10/2003	06/10/2006	23,100	—	$27.1425	06/10/2013	—	$—
	06/08/2004	12/31/2004	23,100	—	$38.6275	06/08/2014	—	$—
	02/18/2005	02/18/2005	54,000	—	$45.6425	02/18/2015	—	$—
	02/17/2006	02/17/2009	—	48,000	$72.0500	02/17/2016	—	$—
	03/02/2007	03/02/2010	—	47,342	$63.0400	03/02/2017	—	$—
	03/03/2008	03/03/2011	—	45,909	$73.2000	03/03/2018	—	$—
	—	—	—	—	$—	—	2,594	$115,874
	—	—	—	—	$—	—	2,450	$109,442
[1]					SARs granted in 2008 are exercisable three years after the grant date. The SARs were granted with a 10-year term, subject to earlier termination in the event of separation from service.
[2]
In addition to the RSUs and restricted stock granted in 2008 to the NEOs (reported in the 2008 Summary Compensation Table), the amounts shown also include the portion of any prior grants that were not vested as of December 31, 2008.

[3]
The market value of the non-vested RSUs and restricted shares (or equivalent shares in the case of Mr. Vittecoq) is calculated using the closing price of Caterpillar common stock on December 31, 2008 ($ 44.67 per share).

2008 Option Exercises and Stock Vested
	Option Awards [1]		Stock Awards [2]
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
J.W. Owens	100,000	$1,275,310	6,668	$486,231
R.P. Lavin	6,708	$341,514	1,635	$123,550
S.L. Levenick	—	$—	—	$—
D.R. Oberhelman	61,410	$1,605,242	2,668	$207,501
E.J. Rapp	18,596	$826,918	668	$53,036
G.R. Vittecoq	—	$—	699	$50,976
S.H. Wunning	48,000	$2,934,559	—	$—
D.B. Burritt	—	$—	—	$—
[1]
Upon exercise, option holders may surrender shares to pay the option exercise price and satisfy income tax-withholding requirements.  The amounts shown are gross amounts absent netting for shares surrendered.

[2]
Upon release of the restricted stock, shares are surrendered to satisfy income tax-withholding requirements.  The amounts shown are gross amounts absent netting for shares surrendered.  Mr. Vittecoq received a cash payment for the value of his equivalent restricted shares.  Equivalent restricted shares are issued to Mr. Vittecoq as they provide a tax efficient award under Swiss tax law.

2008 Pension Benefits
Name	Plan Name [1]	Number of Years of Credited Service [2]	Present Value of Accumulated Benefit [3]	Payments During Last Fiscal Year
J.W. Owens	RIP	35.00	$2,027,801	$—
	SERP	35.00	$14,275,411	$—
R.P. Lavin	RIP	24.25	$1,031,118	$—
	SERP	24.25	$1,732,572	$—
S.L. Levenick	RIP	31.50	$1,258,496	$—
	SERP	31.50	$2,929,112	$—
D.R. Oberhelman	RIP	33.50	$1,338,400	$—
	SERP	33.50	$3,920,676	$—
E.J. Rapp	RIP	29.50	$917,540	$—
	SERP	29.50	$1,307,989	$—
G.R. Vittecoq	Caprevi, Prevoyance	32.92	$11,361,256	$—

S.H. Wunning	RIP	35.00	$1,568,368	$—
	SERP	35.00	$3,921,866	$—
D.B. Burritt	RIP	30.92	$1,070,161	$—
	SERP	30.92	$1,145,050	$—
[1]
Caterpillar Inc. Retirement Income Plan (RIP) is a noncontributory U.S. qualified defined benefit pension plan and the Supplemental Retirement Plan (SERP) is a U.S. non-qualified pension plan.  The benefit formula is 1.5 percent for each year of service (capped at 35 years) multiplied by the final average earnings during the highest five of the final ten years of employment.  Final average earnings include base salary, short-term incentive compensation and deferred compensation.  If an employee’s annual retirement income benefit under the qualified plan exceeds the Internal Revenue Code limitations, the excess benefits are paid from SERP.  SERP is not funded.  The same formula is used to calculate the benefits payable in both the SERP and RIP.  Mr. Vittecoq participates in Caprevi, Prevoyance Caterpillar, a Swiss pension benefit plan.  The Swiss plan requires participants to contribute approximately seven percent of pensionable income to the plan.  The benefit formula is 1.75 percent for each year of service multiplied by the final average earnings for the highest three years of a participant’s career.  Final average earnings consist of base salary and short-term incentive pay, reduced by a prescribed percentage to arrive at “salary considered for contribution.”  The benefit can be received in a 100 percent lump sum payment or annuity.

[2]
Mr. Owens and Mr. Wunning have both accumulated more than 35 years of service with the company.  Amounts payable under both RIP and SERP are based upon a maximum of 35 years of service.  All RIP and SERP participants may receive their benefit immediately following termination of employment, or may defer benefit payments until any time between early retirement age and normal retirement age.  Normal retirement age is defined as age 65 with five years of service.  Early retirement is defined as:  any age with 30 years of service, age 55 with 15 years of service, age plus service = 85 points, or age 60 with 10 years of service.  If a participant elects early retirement, benefits are reduced by four percent, per year, before age 62.  Currently, all NEOs, with the exception of Mr. Rapp are eligible to retire.  Mr. Lavin, Mr. Levenick, Mr. Oberhelman, Mr. Wunning and Mr. Burritt are eligible for early retirement, with a four percent reduction per year under age 62.  Mr. Vittecoq is eligible under the Swiss pension plan for a retirement benefit with no reduction.

[3]
The amount in this column represents the actuarial present value for each NEO’s accumulated pension benefit at December 31, 2008, assuming benefits are payable at each NEO’s earliest unreduced retirement age based upon current level of pensionable income.  The interest rate of 6.05 percent and the RP2000 mortality table used in the calculations are based upon the U.S. FAS 87 disclosure at December 31, 2008.  Mr. Vittecoq’s lump sum present value accumulated benefit is based upon the Swiss pension measurement date of September 30, 2008.  The EVK 2000 mortality table and the Swiss FAS 87 interest rate of 3.0 percent were used to calculate Mr. Vittecoq’s benefit.

2008 Nonqualified Deferred Compensation [1]
Name	Plan Name	Executive Contributions in 2008 [1]	Registrant Contributions in 2008 [2]	Aggregate Earnings in 2008 [3]	Aggregate Balance at 12/31/08 [1]
J.W. Owens	SDCP	$213,780	$213,780	$(578,397)	$962,938
	SEIP	$—	$—	$(347,722)	$541,571
	DEIP	$—	$—	$(574,711)	$847,834
R.P. Lavin	SDCP	$50,972	$50,972	$(152,780)	$242,839
	SEIP	$—	$—	$(79,070)	$138,680
	DEIP	$—	$—	$(5,287)	$9,273
S.L. Levenick	SDCP	$227,509	$35,280	$(267,172)	$1,437,548
	SEIP	$—	$—	$(16,882)	$23,106
	DEIP	$—	$—	$(1,053,527)	$2,785,944
D.R. Oberhelman	SDCP	$83,544	$83,544	$(386,544)	$706,258
	SEIP	$—	$—	$(215,316)	$377,644
	DEIP	$—	$—	$(283,740)	$497,657
E.J. Rapp	SDCP	$21,240	$21,240	$(128,090)	$777,292
	SEIP	$—	$—	$(25,354)	$36,177
	DEIP	$—	$—	$(155,777)	$531,989
G.R. Vittecoq	EIP	$52,860	$35,240	$(909,238)	$1,565,871

S.H. Wunning	SDCP	$419,310	$75,242	$(467,008)	$1,606,387
	SEIP	$—	$—	$(141,789)	$248,074
	DEIP	$—	$—	$(393,001)	$686,628
D.B. Burritt	SDCP	$44,390	$44,390	$14,708	$339,461
	SEIP	$—	$—	$810	$16,832
	DEIP	$—	$—	$(20,233)	$83,309
[1]
The Supplemental Deferred Compensation Plan (SDCP) is a non-qualified deferred compensation plan that was created in March of 2007 with a retroactive effective date of January 1, 2005 and effectively replaced the existing plans, Supplemental Employees’ Investment Plan (SEIP) and Deferred Employees’ Investment Plan (DEIP).  All future contributions will be made under SDCP.  The aggregate balance at 12/31/08 column includes any amounts deferred under SEIP and/or DEIP prior to the creation of SDCP.  The investment choices available to the participant mirror those of our 401(k) plan.

[2]
SDCP allows eligible U.S. employees, including all NEOs (except Mr. Vittecoq) to voluntarily defer a portion of their base salary and short-term incentive pay into the plan and receive a company matching contribution. LTCPP pay may also be deferred, but does not qualify for any company matching contributions.  Mr. Vittecoq is a participant in a non-U.S. Employee Investment Plan that allows him to contribute a portion of his base salary to the plan and receive a company matching contribution.  Amounts deferred by executives in 2008 for base salary, short-term incentive pay and/or long-term cash performance payouts are included in the 2008 Summary Compensation Table.  Matching contributions in non-qualified deferred compensation plans made by Caterpillar in 2008 are also included in the 2008 All Other Compensation Table under the Matching Contributions SDCP column.  SDCP participants may elect a lump sum payment, or an installment distribution payable for up to 15 years after separation.

[3]				Aggregate earnings comprise interest, dividends, capital gains and appreciation/depreciation of investment results.

Potential Payments Upon Termination or Change in Control

General

Caterpillar does not have any special severance agreements or packages (such as golden parachutes) under which payments are to be made to any NEO.  Potential payments to NEOs may, however, be available under the terms of existing compensation and benefit programs in the case of 1) termination (including voluntary separation, termination for cause or long-service separation) or 2) a change in control of the company.  The terms applicable to these potential payments in various termination scenarios are discussed below.

Any payments that would be provided to a named executive officer under plans generally available to management employees similarly situated to the NEOs in age, years of service, date of hire, etc. that do not discriminate in favor of the NEOs (such as death and disability benefits, retiree medical and life insurance benefits) are not quantified in the following tabular information.  The discussion below assumes that each NEO is eligible for benefits unless otherwise noted.

The following narrative and tabular information describes and quantifies certain payments and benefits that would become payable under existing plans and arrangements if the named executive’s employment had terminated on December 31, 2008.  The information is provided relative to the NEO’s compensation and service levels as of the date specified.  If applicable, they are based on the company’s closing stock price on the specified date.

Terms of Potential Payments - Termination

The terms of potential payments to NEOs in each of the following termination scenarios under existing compensation and benefit programs follows:

▪	Voluntary Separation (resignation or termination without cause)
▪	Termination for Cause (termination)
▪	Long-Service Separation (retirement)

Equity awards

Unvested equity awards granted to NEOs in accordance with the long-term plan become fully vested and exercisable upon retirement.  In the event of resignation, NEOs keep vested equity awards but forfeit any that are not yet vested.  If terminated, equity awards that are outstanding (whether vested or unvested) will expire.  Potential amounts and assumptions regarding equity awards are included in the Potential Payments upon Termination or Change in Control Table (Potential Payments Table) on page 58.  These terms are applicable to all employees covered by the LTIP.

Short-term incentive pay

In the event of retirement at December 31, 2008, NEOs would be eligible to receive the amount otherwise payable to them for the 2008 plan year under their applicable STIP.  In the case of termination or resignation at December 31, 2008, the NEO would forfeit all short-term incentive pay.  Potential amounts and assumptions regarding the short-term incentive pay are included in the Potential Payments Table on page 58.

Long-term performance awards

In the event of retirement at December 31, 2008, NEOs would be eligible to receive amounts otherwise payable to them under the LTCPP feature of the Caterpillar Inc. 2006 Long-Term Incentive Plan and the 1996 Stock Option and Long-Term Incentive Plan.  The NEOs’ eligibility and award amount would be determined at the conclusion of the performance period, depending on the achievement of the established performance criteria.  Potential amounts and assumptions regarding the short-term incentive pay are included in the Potential Payments Table on page 58.  These terms are applicable to all employees covered by these long-term plans.

Deferred compensation

The Non-Qualified Deferred Compensation Table on page 55 describes unfunded, non-qualified deferred compensation plans that permit the deferral of salary, bonus and short-term cash performance awards by NEOs.  These plans also provide for matching contributions by the company.  LTCPP pay may also be deferred, but is not eligible for a company matching contribution.

NEOs are eligible to receive the amount in their deferred compensation account following termination under any termination scenario unless the named executive elects to further defer payment as permitted by the plans.  The Non-Qualified Deferred Compensation column of the Potential Payments Table assumes the NEO terminated employment at December 31, 2008 with no further deferral of payments.

Severance pay

Other than in accordance with the terms of existing compensation and benefit programs, no special severance payments will be made to any NEOs.

Perquisites

In the event of retirement, perquisites such as security may be provided to the NEO.

Pension benefits

The footnotes to the Pension Benefits Table on page 54 include a description of the defined benefit pension plans (qualified and non-qualified) in which the NEOs participate, including the years of credited service and the present value of each NEO’s accumulated pension benefit.  These pension benefits are available to management employees generally and are not quantified in the tabular information in the Potential Payments Table.

Terms & Potential Payments – Change in Control

Change in control provisions within our long and short-term plans generally provide for accelerated vesting.  Potential payment amounts and assumptions are included in the Potential Payments Table on page 58.  These change in control provisions are designed so that employees are not harmed in the event of termination of employment without cause or for good reason within 12 months following a change in control.  The provisions are intended to ensure that executives evaluate business opportunities in the best interests of stockholders.  The terms are applicable to all employees covered by these plans and there are no payments made for voluntary separation, resignation and termination for cause.

Potential Payments Upon Termination or Change in Control
		Equity Awards		Incentive
Name	Termination Scenario	Stock Options/ SARs [1]	Restricted Stock/ RSUs [2]	Short-term Incentive [3]	Long-term Incentive [4]	Non-Qualified Deferred Compensation [5]	Total
J.W. Owens	Voluntary Separation/Resignation	$—	$—	$—	$—	$2,352,343	$2,352,343
	Long-Service Separation/Retirement	$—	$2,088,903	$1,853,227	$2,620,840	$2,352,343	$8,915,313
	Termination for Cause	$—	$—	$—	$—	$2,352,343	$2,352,343
	Change in Control	$—	$2,088,903	$4,000,000	$3,931,260	$2,352,343	$12,372,506
R.P. Lavin	Voluntary Separation/Resignation	$—	$—	$—	$—	$390,792	$390,792
	Long-Service Separation/Retirement	$—	$448,174	$517,223	$629,488	$390,792	$1,985,677
	Termination for Cause	$—	$—	$—	$—	$390,792	$390,792
	Change in Control	$—	$448,174	$1,168,008	$944,233	$390,792	$2,951,207
S.L. Levenick	Voluntary Separation/Resignation	$—	$—	$—	$—	$4,246,598	$4,246,598
	Long-Service Separation/Retirement	$—	$444,064	$646,521	$798,657	$4,246,598	$6,135,840
	Termination for Cause	$—	$—	$—	$—	$4,246,598	$4,246,598
	Change in Control	$—	$444,064	$1,459,992	$1,197,986	$4,246,598	$7,348,640
D.R. Oberhelman	Voluntary Separation/Resignation	$—	$—	$—	$—	$1,581,559	$1,581,559
	Long-Service Separation/Retirement	$—	$592,905	$646,521	$802,996	$1,581,559	$3,623,981
	Termination for Cause	$—	$—	$—	$—	$1,581,559	$1,581,559
	Change in Control	$—	$592,905	$1,459,992	$1,204,493	$1,581,559	$4,838,949
E.J. Rapp	Voluntary Separation/Resignation	$—	$—	$—	$—	$1,345,459	$1,345,459
	Long-Service Separation/Retirement	$—	$396,089	$517,223	$629,326	$1,345,459	$2,888,097
	Termination for Cause	$—	$—	$—	$—	$1,345,459	$1,345,459
	Change in Control	$—	$396,089	$1,168,008	$943,989	$1,345,459	$3,853,545
G.R. Vittecoq	Voluntary Separation/Resignation	$—	$—	$—	$—	$1,565,871	$1,565,871
	Long-Service Separation/Retirement	$—	$492,576	$780,251	$939,725	$1,565,871	$3,778,423
	Termination for Cause	$—	$—	$—	$—	$1,565,871	$1,565,871
	Change in Control	$—	$492,576	$1,761,985	$1,409,588	$1,565,871	$5,230,020
S.H. Wunning	Voluntary Separation/Resignation	$—	$—	$—	$—	$2,541,089	$2,541,089
	Long-Service Separation/Retirement	$—	$399,394	$646,521	$799,512	$2,541,089	$4,386,516
	Termination for Cause	$—	$—	$—	$—	$2,541,089	$2,541,089
	Change in Control	$—	$399,394	$1,459,992	$1,199,268	$2,541,089	$5,599,743
D.B. Burritt	Voluntary Separation/Resignation	$—	$—	$—	$—	$439,602	$439,602
	Long-Service Separation/Retirement	$—	$225,315	$427,404	$440,926	$439,602	$1,533,247
	Termination for Cause	$—	$—	$—	$—	$439,602	$439,602
	Change in Control	$—	$225,315	$427,404	$661,389	$439,602	$1,753,710
[1]
In the event of termination of employment due to a change in control, maximum payout factors are assumed for amounts payable under The Caterpillar Inc. 2006 Long-Term Incentive Plan (LTIP) and the prior plan The 1996 Caterpillar Inc. Stock Option and Long-Term Incentive Plan and ESTIP.  Additionally, all unvested stock options, SARs, restricted stock and restricted stock units vest immediately.  Stock options and SARs remain exercisable over the normal life of the grant.  For valuation purposes, the vesting of all open grant years (2006, 2007 and 2008) were “under water” as of 12/31/2008, as the granting prices of $72.05, $63.04 and $73.20 were greater than the year-end closing stock price of $44.67.  The 2006, 2007 and 2008 grants were not fully vested as of 12/31/2008.  For separations due to long-service separation/retirement, death and disability, the life of the equity grant is reduced to a maximum of 60 months from the date of separation or 10 years from the original granting date, whichever date arrives first.  For voluntary separations, the equity grant life is reduced to 60 days from the date of separation.

[2]
The LTIP allows immediate vesting to occur on outstanding restricted stock and restricted stock units in the event of a change in control.  The valuation shown is based upon the number of shares vesting multiplied by the closing price of Caterpillar common stock on December 31, 2008, which was $44.67 per share.

[3]
ESTIP provisions provide for the maximum payout allowed under the plan in the event of a change in control.  The plan provisions limit the payout to a maximum of $4 million in any single year.  Mr. Owens’ payout for a change in control is capped at $4 million.  This amount is less than his plan payout at maximum.   Therefore, amounts shown for change in control represent the maximum payout available under ESTIP for all NEOs, with the exception of Mr. Burritt.  Mr. Burritt is a participant in STIP, which has no plan provisions for a change in control.  Thus, Mr. Burritt’s amount shown for change in control is his actual payout available under the plan.  In the event of a voluntary separation or termination for cause before the completion of the performance period, both the ESTIP and STIP plan participant forfeit any benefit.  Participants in both the ESTIP and STIP who separate via a long-service separation/retirement receive a prorated benefit based on the time of active employment during the performance period.

[4]
The LTCPP provisions provide for maximum payout allowed for each open plan cycle in the event of a change in control. Participants who separate via a change in control receive a prorated benefit based on the time of active employment during the performance period.  Change in control amounts shown for all NEOs represent a prorated benefit at maximum payout for plan cycles 2007-2009 and 2008-2010, both of which are open cycles as of 12/31/2008.  Plan provisions in effect for the 2007-2009 and 2008-2010 performance cycle restrict Mr. Owens’ payout to a $5 million cap per plan cycle.  The 2006-2008 plan cycle amounts are not shown as this cycle was fully vested as of 12/31/2008.  Participants who separate via a long-service separation/retirement receive a prorated benefit based on the time of active employment during the performance period.  The amount shown for long-service separation/retirement is the NEO’s prorated benefit based on a target payout for plan cycles 2007-2009 and 2008-2010, both of which were open cycles as of 12/31/2008.  Participants forfeit any benefit upon a voluntary separation or a termination for cause that occurs prior to the completion of the performance period.

[5]		Amounts assume Termination or Change in Control separation occurring on December 31, 2008, with no further deferral of available funds.

Director Compensation

Of our current board members, only Mr. Owens is a salaried employee of Caterpillar. Non-employee directors are compensated for board service.  For 2008, compensation for non-employee directors was comprised of the following components:

Retainer:	$90,000 annually
Committee Chairman Stipend:	Audit	$15,000 annually
	Compensation	$10,000 annually
	Governance	$ 10,000 annually
	Public Policy	$ 10,000 annually
Audit Committee Members Stipend:	$10,000 annually
Restricted Stock Units (RSUs):	1,606 RSUs – 2008 Grant

In addition to the above, the company reimburses non-employee directors’ expenses related to meeting attendance.

Under Caterpillar’s Directors’ Deferred Compensation Plan (DDCP), directors may defer 50 percent or more of their annual retainer and stipend in an interest-bearing account or an account representing equivalent shares of Caterpillar stock.  Directors can also elect to receive all or a portion of their annual retainer and stipend in shares of Caterpillar stock.

Eligible directors may also participate in a Charitable Award Program.  Under the program, a donation of up to $1 million will be made by the company, in the director’s name, in 10 equal annual installments, with the first installment to be made as soon as practicable after the director’s death.  Of the total donation, half will be donated to the eligible tax-exempt organization(s) selected by the director, and the remainder will be directed to the Caterpillar Foundation.  The maximum amount payable is $1 million on behalf of each eligible director.  The sum is based on the director’s length of service.  The program is financed through the purchase of life insurance policies.  Directors derive no financial benefit from the program.  Premiums paid by the company for this program are included in the All Other Compensation Tables on page 60 for non-employee directors and on page 50 for Mr. Owens.

Director Compensation for 2008
Director	Fees Earned or Paid in Cash	Stock Awards [1]	Option Awards [1]	All Other Compensation [2]	Total
W. Frank Blount	$99,590	$111,094	$—	$11,108	$221,792
John R. Brazil	$100,008	$111,094	$122,156	$5,473	$338,731
Daniel M. Dickinson	$90,000	$30,860	$40,316	$3,814	$164,990
John T. Dillon	$91,674	$111,094	$—	$6,862	$209,630
Eugene V. Fife	$115,008	$30,860	$93,952	$34,879	$274,699
Gail D. Fosler	$90,000	$30,860	$93,952	$—	$214,812
Juan Gallardo	$90,000	$111,094	$20,158	$33,839	$255,091
David R. Goode	$100,008	$111,094	$—	$68,207	$279,309
Peter A. Magowan	$90,000	$111,094	$—	$32,358	$233,452
William A. Osborn	$100,008	$33,665	$93,952	$26,307	$253,932
Charles D. Powell	$99,340	$30,860	$93,952	$36,163	$260,315
Edward B. Rust, Jr.	$90,000	$30,860	$93,952	$44,413	$259,225
Joshua I. Smith	$90,000	$111,094	$—	$11,916	$213,010
1
Each non-employee director was awarded 1,606 restricted stock units on March 3, 2008.  The grant date fair market value for each RSU was $69.1745, or $111,094 for the 1,606 RSUs awarded to each non-employee director.  The amounts shown do not reflect realized compensation by the named director.  The amounts shown are the expense recognized for financial reporting purposes in accordance with FAS123R.  Assumptions made in the calculation of these amounts are included in Note 2 to the company’s financial statements for the fiscal year ended December 31, 2008 included in Form 10-K filed with the SEC on February 20, 2009.  As of December 31, 2008, the number of shares of stock / vested and non-vested options held by each non-employee director was:  Mr. Blount: 17,571/ 70,439 which consists of (56,000 NQs, 12,833 SARs and 1,606 RSUs); Mr. Brazil: 8,803/ 38,439 which consists of (24,000 NQs, 12,833 SARs and 1,606 RSUs); Mr. Dickinson: 783/ 7,439 which consists of (5,833 SARs and 1,606 RSUs); Mr. Dillon: 18,625/ 66,439 which consists of (52,000 NQs, 12,833 SARs and 1,606 RSUs); Mr. Fife: 22,000/ 38,439 which consists of (24,000 NQs, 12,833 SARs and 1,606 RSUs);  Ms. Fosler: 4,515/ 34,439 which consists of (20,000 NQs, 12,833 SARs and 1,606 RSUs);  Mr. Gallardo: 212,110/ 70,439 which consists of (56,000 NQs, 12,833 SARs and 1,606 RSUs);  Mr. Goode: 44,531/ 70,439 which consists of (56,000 NQs, 12,833 SARs and 1,606 RSUs);  Mr. Magowan: 273,002/ 70,439 which consists of (56,000 NQs, 12,833 SARs and 1,606 RSUs);  Mr. Osborn: 24,657/ 38,439 which consists of (24,000 NQs, 12,833 SARs and 1,606 RSUs);  Mr. Powell: 5,400/ 54,439 which consists of (40,000 NQs, 12,833 SARs and 1,606 RSUs);  Mr. Rust: 4,933/ 38,439 which consists of (24,000 NQs, 12,833 SARs and 1,606 RSUs); and Mr. Smith: 16,345/ 34,439 which consists of (20,000 NQs, 12,833 SARs and 1,606 RSUs).  In addition, Mr. Owens, the only employee director serving on the board held the following number of shares of stock / vested and non-vested options at December 31, 2008: 319,537 / 2,404,917 which consists of (1,398,000 NQs, 968,486 SARs and 28,431 RSUs).

2	All Other Compensation represents reinvested earning for assets held in DDCP and premium plus administrative costs associated with the Directors’ Charitable Award Program.

2008 All Other Director Compensation Table
Director	Earnings on the Director’s Deferred Compensation Plan [1]	Director’s Charitable Award Program – Insurance Premiums and Administrative Costs [2]	Total
W. Frank Blount	$9,608	$1,500	$11,108
John R. Brazil	$3,973	$1,500	$5,473
Daniel M. Dickinson	$2,814	$1,000	$3,814
John T. Dillon	$5,362	$1,500	$6,862
Eugene V. Fife	$—	$34,879	$34,879
Gail D. Fosler	$—	$—	$—
Juan Gallardo	$8,815	$25,024	$33,839
David R. Goode	$66,707	$1,500	$68,207
Peter A. Magowan	$30,858	$1,500	$32,358
William A. Osborn	$1,284	$25,023	$26,307
Charles D. Powell	$1,284	$34,879	$36,163
Edward B. Rust, Jr.	$11,562	$32,851	$44,413
Joshua I. Smith	$10,416	$1,500	$11,916
[1]	Represents dividends on equivalent shares held in DDCP.
[2]
The amounts listed represent the named directors’ year 2008 insurance premium and administrative fee.  For those directors whose policy premiums are fully paid up, the amount shown represents only the administrative fee of $1,500.  Mr. Dickinson’s administrative fee included an initial account set-up cost.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A included in this proxy statement with management.  The Compensation Committee is satisfied that the CD&A fairly and completely represents the philosophy, intent and actions of the Compensation Committee with regard to executive compensation.  We recommend to the board that the CD&A be included in this proxy statement for filing with the SEC.

By the current members of the Compensation Committee consisting of:
David R. Goode (Chairman)
John R. Brazil
Edward B. Rust, Jr.

Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of our records, all reports required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis.

Matters Raised at the Meeting not Included in this Statement

We do not know of any matters to be acted upon at the meeting other than those discussed in this statement.  If any other matter is properly presented, proxy holders will vote on the matter in their discretion.

Under Caterpillar bylaws, a stockholder may bring a matter to vote at the annual meeting by giving adequate notice to Caterpillar Inc. by mail c/o the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.  To qualify as adequate, the notice must contain information specified in our bylaws and be received by us not less than 45 days nor more than 90 days prior to the annual meeting.  However, if less than 60 days notice of the annual meeting date is given to stockholders, notice of a matter to be brought before the annual meeting may be provided to us up to the 15th day following the date notice of the annual meeting was provided.

Admission & Ticket Request Procedure

Admission
Admission is limited to stockholders of record on April 13, 2009 and one immediate family member, or one individual designated as a stockholder’s authorized proxy holder or one representative designated in writing to present a stockholder proposal.  In each case, the individual must have an admission ticket and valid government issued photo identification to be admitted to the meeting.  In addition, share ownership will be verified.

Ticket Request Deadline
Ticket requests must include all information specified in the applicable table below and be submitted in writing and received by Caterpillar on or before May 29, 2009.  No requests will be processed after that date.

To Submit Request
Submit ticket requests by mail to James B. Buda, Corporate Secretary, 100 NE Adams Street, Peoria, Illinois 61629 or by facsimile to (309) 494-1467.  Ticket requests by telephone will not be accepted.

Authorized Proxy Representative
A stockholder may appoint a representative to attend the meeting and/or vote on his/her behalf.  The admission ticket must be requested by the stockholder but will be issued in the name of the authorized representative.  Individuals holding admission tickets that are not issued in their name will not be admitted to the meeting.  Stockholder information specified below and a written proxy authorization must accompany the ticket request.

Proponent of Stockholder Proposal
For each stockholder proposal included in this proxy statement, the stockholder sponsor should notify the company in writing of the individual authorized to present the proposal on behalf of the stockholder at the annual meeting.  One admission ticket will be issued for the designated representative.

Press
Members of the press must register with the company prior to the annual meeting.  To register, please contact Jim Dugan by phone (309) 494-4100 or e-mail (Dugan_Jim@CAT.com).

Analysts
Analysts must register with the company prior to the annual meeting.  To register, please contact Mike DeWalt by phone (309) 675-4549 or e-mail (CATir@CAT.com).

Registered Stockholders
For ownership verification provide:
➢Name(s) of stockholder ➢Address ➢Phone number ➢Social security number and/or stockholder account key; or ➢A copy of your proxy card or notice showing stockholder name and address
Also include:
➢Name of immediate family member guest, if other than stockholder ➢Name of authorized proxy representative, if one appointed ➢Address where tickets should be mailed and phone number

Beneficial Holders
For ownership verification provide:
➢A copy of your April brokerage account statement showing Caterpillar stock ownership as of the record date (4/13/09);
➢A letter from your broker, bank or other nominee verifying your record date (4/13/09) ownership; or
➢A copy of your brokerage account voting instruction card showing stockholder name and address

Also include:
➢Name of immediate family member guest if other than stockholder ➢Name of authorized proxy representative, if one appointed ➢Address where tickets should be mailed and phone number

Proxy Card

PROXY AND VOTING INSTRUCTION

ANNUAL MEETING OF STOCKHOLDERS—JUNE 10, 2009

This proxy is solicited on behalf of the Board of Directors

At the Annual Meeting of Stockholders of Caterpillar Inc. (the Company) on June 10, 2009, or at any adjournments thereof, the undersigned hereby (i) appoints C.C. SPEARS and J.J. FUNK, and each of them, proxies with power of substitution to vote the common stock of the undersigned and/or (ii) directs THE NORTHERN TRUST COMPANY, CIBC MELLON TRUST COMPANY or RELIANCE TRUST COMPANY, as Trustee, to appoint C.C. SPEARS and J.J. FUNK, and each of them, proxies with power of substitution to vote all shares of the Company’s stock credited to the accounts of the undersigned under any Caterpillar Inc. or subsidiary employee benefit plan at the close of business on April 13, 2009, as directed hereon on the following matters, and, in their discretion, on any other matters that may come before the meeting. For employee benefit plan participants, if the trustees have not received directions from the undersigned by 8:00 a.m. Eastern Time, on June 8, 2009, the trustees will act in accordance with the employee benefit plan documents.

You are encouraged to specify your choices by marking the appropriate boxes. However, if you wish to vote in accordance with the Board of Directors’ recommendations, simply sign and return this card.

SEE REVERSE SIDE
^TO VOTE BY MAIL, PLEASE DETACH HERE^

PLEASE VOTE TODAY!

SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Sign up to receive next year’s proxy materials via the Internet. To sign up for this optional service, visit https://www.proxyvotenow.com/cat. Please note you must type an “s” after “http”.

X	Please mark your vote as in this example

This Proxy, when properly executed, will be voted in the manner you have directed. If you return a signed proxy with no direction given, it will be voted in accordance with the Board of Directors' recommendations.

Directors recommend a vote "FOR"

1.	Election of Class II - Directors nominated for election this year
		FOR	WITHHOLD
			
Nominees: 01. Daniel M. Dickinson 02. David R. Goode 03. James W. Owens 04. Charles D. Powell 05. Joshua I. Smith
For, except vote withheld from the following nominee(s):

		FOR	AGAINST	ABSTAIN
2.	Ratify Auditors			

Directors recommend a vote "AGAINST"

		FOR	AGAINST	ABSTAIN
3.	Stockholder Proposal—Annual Election of Directors			
4.	Stockholder Proposal—Director Election Majority Vote Standard			
5.	Stockholder Proposal—Foreign Military Sales			
6.	Stockholder Proposal—Simple Majority Vote			
7.	Stockholder Proposal—Independent Compensation Consultant			
8.	Stockholder Proposal—Independent Chairman of the Board			
9.	Stockholder Proposal—Lobbying Priorities			

DATE	2009

SIGNATURE

SIGNATURE

NOTE: Please sign exactly as name appears hereon. If more than one owner, each must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

^TO VOTE BY MAIL, PLEASE DETACH HERE^

YOUR VOTE IS IMPORTANT.

Please take a moment now to vote your shares of Caterpillar Inc.
common stock for the upcoming Annual Meeting of Stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1.
Vote by Telephone—Please call toll-free at 1-888-216-1363 on a touch-tone telephone and follow the simple recorded instructions. Then, if you wish to vote as recommended by the Board of Directors, simply press 1. If you do not wish to vote as the Board recommends, you need only respond to a few simple prompts. Your vote will be confirmed and cast as you directed. (Telephone voting is available for residents of the U.S. and Canada only.)

OR
2.	Vote by Internet—Please access https://www.proxyvotenow.com/cat and follow the simple instructions on the screen. Please note you must type an “s” after “http”.

[Control Number]

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies in the same manner as if you had executed a proxy card.

OR
3.
Vote by Mail—If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided to: Caterpillar Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5156, New York, NY 10150-5156.

Notice Card

Important Notice Regarding the Availability of
Proxy Materials for the Caterpillar Inc.
Annual Meeting of Stockholders to Be Held on June 10, 2009

As allowed under U.S. Securities and Exchange Commission rules, you are receiving this notice that the proxy materials, including the 2009 proxy statement and 2008 general and financial information, for the Caterpillar Inc. 2009 Annual Meeting of Stockholders are available on the Internet. Follow the instructions below to view the proxy materials and vote online or request paper or e-mail copies. Information about the annual meeting, including the items to be voted on, is provided on the reverse side of this notice.

THIS IS NOT A PROXY CARD. If you wish to cast your vote on a traditional proxy card, you must request that a paper copy of the proxy materials be mailed to you by following the instructions at the bottom of this page.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

[Control Number]

To view the proxy materials, please have this notice available and visit:  www.eproxyaccess.com/cat2009

Please have this notice available when you access the voting website. Follow the instructions on the screen to log into the website to vote. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned a proxy card.

If you want to receive a paper or e-mail copy of the proxy materials, you must request one by following the instructions below:

▪	Internet – Access the Internet and go to www.eproxyaccess.com/cat2009.

▪	Telephone – Call us free of charge at 1-888-216-1280 from within the United States or Canada.

▪
E-mail – Send us an e-mail at cat@eproxyaccess.com, using the number in the box above as the subject line, and state whether you wish to receive a paper or e-mail copy of the proxy materials and whether your request is for this meeting only or all future meetings.

There is no charge to you for requesting a copy. Please make your request for a copy as instructed above on or before June 1, 2009 to facilitate timely delivery.

Caterpillar Inc.
Notice of Annual Meeting of Stockholders

The annual meeting of stockholders of Caterpillar Inc. will be held on Wednesday, June 10, 2009 at 1:30 p.m., Central Daylight Time, at the Northern Trust Building, 50 South LaSalle Street, Chicago, Illinois.

The matters intended to be acted upon at the meeting are listed below:

1.	Election of directors: Daniel M. Dickinson, David R. Goode, James W. Owens, Charles D. Powell, Joshua I. Smith.
2.	Proposal to ratify the appointment of the independent registered public accounting firm for the 2009 fiscal year.
3.	Stockholder Proposal - Annual Election of Directors.
4.	Stockholder Proposal - Director Election Majority Vote Standard.
5.	Stockholder Proposal - Foreign Military Sales.
6.	Stockholder Proposal - Simple Majority Vote.
7.	Stockholder Proposal - Independent Compensation Consultant.
8.	Stockholder Proposal - Independent Chairman of the Board.
9.	Stockholder Proposal - Lobbying Priorities.
10.	To consider such other business as may properly come before the meeting.

The Board of Directors recommends that you vote FOR the election of each of the nominees for director and FOR the ratification of the appointment of the independent registered public accounting firm for the 2009 fiscal year, and AGAINST the seven stockholder proposals.

THIS IS NOT A PROXY CARD. If you wish to cast your vote on a traditional proxy card, you must request that a paper copy of the proxy materials be mailed to you by following the instructions on the reverse side of this notice.

These items of business are more fully described in the proxy materials relating to the annual meeting. Follow the instructions on the reverse side of this notice to view the proxy materials and vote via the Internet or to request a paper or e-mail copy of the proxy materials. Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

You are entitled to vote at the annual meeting only if you were a stockholder of Caterpillar Inc. as of the close of business on April 13, 2009, which is the record date for the annual meeting.

If you are a stockholder as of the record date, you are invited to attend the annual meeting and you may vote in person.

You must have an admission ticket to attend. Procedures for requesting the admission ticket are included in the proxy materials. Directions to attend the meeting will be provided along with any issued admission tickets.